UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Monster Worldwide, Inc.

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MONSTER WORLDWIDE, INC.

133 Boston Post Road, Building 15

Weston, Massachusetts 02493

October 18, 2016

Dear Stockholder:

MediaNews Group, Inc. (“MNG”), a company controlled by Alden Global Capital LLC, has commenced a process seeking to remove all of the current members of your Board of Directors (the “Board”) of Monster Worldwide, Inc. (“Monster” or the “Company”). As you are aware, MNG is soliciting consents from holders of at least a majority of the outstanding shares of the Company’s common stock to remove, without cause, all of the members of your duly elected Board and fill the vacancies created by such removal with individuals designated by MNG and consented to by holders of at least a majority of the outstanding shares of the Company’s common stock.

Your Board strongly believes that MNG’s actions are not in the best interests of stockholders. MNG’s consent solicitation is merely an attempt to derail the all-cash Randstad transaction and take control of the Company for no consideration in contrast to the control premium offered in the Randstad transaction. Monster’s Board negotiated a transaction with Randstad that provides Monster stockholders with certain cash value of $3.40 per share, subject only to customary closing conditions. Our Board unanimously recommends that Monster stockholders accept Randstad’s all-cash premium offer, as the Board believes it maximizes value for Monster stockholders. Accordingly, we strongly urge you to reject MNG’s efforts to remove your Board.

You can defend against MNG’s efforts to take control of the Company through the following steps:

1. Do not sign MNG’s gold consent card;

2. If you have signed MNG’s gold consent card, you may revoke that consent by signing, dating and mailing the enclosed WHITE Consent Revocation Card immediately; and

3. Even if you have not signed MNG’s gold consent card, you can show support for your Board and your investment in the Company by signing, dating and mailing the enclosed WHITE Consent Revocation Card.

This Consent Revocation Statement contains important information as to why and how you should submit the accompanying WHITE Consent Revocation Card to revoke any gold consent card that you previously returned to MNG. We urge you to read it carefully. Regardless of the number of shares of common stock of the Company that you own, your revocation of consent is important.

Please act today to help protect the interests of ALL stockholders. Thank you for your support.

Sincerely yours,

The Board of Directors

Monster Worldwide, Inc.

If you have questions or need assistance revoking consent on your shares, please contact:

Innisfree M&A Incorporated

501 Madison Avenue

New York, NY 10022

Toll-Free: 888-750-5834

Banks and brokers may call: 212-750-5833

MONSTER WORLDWIDE, INC.

133 Boston Post Road, Building 15

Weston, Massachusetts 02493

CONSENT REVOCATION STATEMENT

BY THE BOARD OF DIRECTORS OF MONSTER WORLDWIDE, INC.

IN OPPOSITION TO

A CONSENT SOLICITATION BY MEDIANEWS GROUP, INC.

October 18, 2016

This Consent Revocation Statement (“Consent Revocation Statement”) is furnished by the current Board of Directors (the “Board”) of Monster Worldwide, Inc., a Delaware corporation (the “Company” or “Monster”), to the holders of outstanding shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), in connection with your Board’s opposition to the solicitation of written stockholder consents (the “MNG Consent Solicitation”) by MediaNews Group, Inc., a Delaware corporation controlled by Alden Global Capital LLC (“Alden”), and Joseph Anto, Ethan Bloomfield, Daniel Dienst, Heath Freeman, Kevin Gregson, Lowell Robinson and Gregory Slayton (collectively, “MNG”). This Consent Revocation Statement and the enclosed WHITE Consent Revocation Card are first being mailed to stockholders on or about October 18, 2016.

As you may be aware, MNG is attempting to gain control of your Board and the Company by asking you to remove all seven directors that you elected on June 7, 2016, at the Company’s 2016 Annual Meeting of Stockholders, and to replace them with a slate of nominees hand-picked by MNG. Specifically, MNG is asking you to: (i) repeal any provision of the Amended and Restated Bylaws of the Company (the “Bylaws”) in effect at the time this proposal becomes effective which was not included in the Bylaws filed with the Securities and Exchange Commission (the “SEC”) on August 9, 2016 (“Proposal 1”), (ii) remove without cause all seven members of the Board, namely, John Gaulding, Edmund P. Giambastiani, Jr., James P. McVeigh, Gillian Munson, Jeffrey F. Rayport, Roberto Tunioli, and Timothy T. Yates, and any person nominated, elected or appointed to the Board after June 7, 2016 and prior to the effectiveness of this proposal (“Proposal 2”), (iii) amend Article III, Section 1 of the Bylaws to fix the size of the Board at seven members or such other number of members determined by the Board (“Proposal 3”) and (iv) elect MNG’s seven nominees, Joseph Anto, Ethan Bloomfield, Daniel Dienst, Heath Freeman, Kevin Gregson, Lowell Robinson, and Gregory Slayton, to serve as directors of the Company (collectively, the “MNG Nominees”) (“Proposal 4”).

Your Board believes, for the reasons specified in this Consent Revocation Statement, that the commencement of the MNG Consent Solicitation is not in the best interests of stockholders. Your Board remains committed to acting in the best interests of all of the Company’s stockholders. Your directors were selected through processes designed to uphold good corporate governance and representation of all stockholders. These processes are described in detail in the Company’s annual proxy statement and this Consent Revocation Statement. A consent in favor of the MNG Consent Solicitation would be a consent to remove, without cause, all of the members of your duly elected Board and to replace them with the MNG Nominees. If successful, the MNG Consent Proposals would result in the replacement of all of your duly elected Board with the MNG Nominees. The MNG Nominees have been chosen solely by MNG, which is controlled by Alden. Alden and MNG have no duty to act in the best interests of all of the Company’s stockholders in determining the Company’s strategic direction or when selecting potential nominees to serve on your Board. MNG is putting forth, what we believe is, a slate of director nominees that has little relevant experience. Four of the MNG Nominees do not have any experience in the recruiting industry and an additional two have no experience serving on public company boards. In short, MNG is asking you to consent to turning over control of the Company without putting forward any ideas or proposals that have not previously been considered by your Board.

Your Board urges you to rely on your independent Corporate Governance and Nominating Committee and the stockholder nomination process to create a board that continues to meet the needs of the Company and serve the best interests of all of its stockholders.

YOUR BOARD HAS UNANIMOUSLY DETERMINED THAT THE MNG CONSENT SOLICITATION IS NOT IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. ACCORDINGLY,

YOUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU DO NOT SIGN ANY GOLD CONSENT CARD SENT TO YOU BY MNG. WHETHER OR NOT YOU HAVE PREVIOUSLY EXECUTED MNG’S GOLD CONSENT CARD, YOUR BOARD URGES YOU TO SIGN, DATE AND DELIVER THE ENCLOSED WHITE CONSENT REVOCATION CARD USING THE ENCLOSED PRE-PAID ENVELOPE.

In accordance with Delaware law and the Company’s organizational documents, the close of business on October 25, 2016 has been established as the record date (the “Record Date”) for the determination of the Company’s stockholders who are entitled to execute, withhold or revoke consents relating to the MNG Consent Solicitation. Only stockholders of record as of the Record Date may execute, withhold or revoke consents with respect to the MNG Consent Solicitation.

If you have any questions about giving your consent revocation or require assistance, please call:

Innisfree M&A Incorporated

501 Madison Avenue

New York, NY 10022

Toll-Free: 888-750-5834

Banks and brokers may call: 212-750-5833

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements in this Consent Revocation Statement regarding MNG’s consent solicitation process, the planned transaction with Randstad, the expected timetable for completing the planned transaction, future financial and operating results, future capital structure and liquidity, benefits of the planned transaction, general business outlook and any other statements about the future expectations, beliefs, goals, plans or prospects of the board or management of the Company include forward-looking statements. Any statements that are not statements of historical fact (including statements containing the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “targets” and other similar expressions) are intended to identify forward-looking statements. There are a number of factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: uncertainties as to the timing of completion of the planned transaction, the ability to obtain requisite regulatory approvals, the tender of a majority of the outstanding shares of common stock of Monster Worldwide, Inc., the possibility that competing offers will be made and the satisfaction or waiver of the other conditions to the consummation of the planned transaction; the potential impact of the announcement or consummation of the planned transaction on relationships, including with employees, suppliers and customers; and the other factors and financial, operational and legal risks or uncertainties described in the Company’s public filings with the SEC, including the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent Quarterly Reports on Form 10-Q, as well as the tender offer documents filed and to be filed by Randstad North America, Inc. and Monster Worldwide, Inc. Forward-looking statements speak only as of the date the statement was made. Except as required by law, the Company disclaims any obligation to update its risk factors or to publicly announce updates to the forward-looking statements contained in this Consent Revocation Statement to reflect new information, future events or other developments.

DESCRIPTION OF THE MNG CONSENT SOLICITATION

As set forth in the MNG Consent Solicitation and related materials filed with the SEC, MNG is soliciting your consents in favor of the following proposals (collectively, the “MNG Consent Proposals”) to:

(1)	repeal any provision of the Amended and Restated Bylaws of the Company (the “Bylaws”) in effect at the time this proposal becomes effective which was not included in the Bylaws filed with the Securities and Exchange Commission (the “SEC”) on August 9, 2016 (“Proposal 1”),

(2)	remove without cause all seven members of the Board, namely, John Gaulding, Edmund P. Giambastiani, Jr., James P. McVeigh, Gillian Munson, Jeffrey F. Rayport, Roberto Tunioli, and Timothy T. Yates, and any person nominated, elected or appointed to the Board after June 7, 2016 and prior to the effectiveness of this proposal (“Proposal 2”),

(3)	amend Article III, Section 1 of the Bylaws to fix the size of the Board at seven members or such other number of members determined by the Board (“Proposal 3”) and

(4)	elect MNG’s seven nominees, Joseph Anto, Ethan Bloomfield, Daniel Dienst, Heath Freeman, Kevin Gregson, Lowell Robinson, and Gregory Slayton, to serve as directors of the Company (the “MNG Nominees”) (“Proposal 4”).

A consent in favor of the MNG Consent Proposals would be a consent to remove, without cause, all of your duly elected Board and replace them with the MNG Nominees.

REASONS TO REJECT THE MNG CONSENT PROPOSALS

The MNG Consent Proposals would remove all of the members of your duly elected Board and replace them with the MNG Nominees. There are several compelling reasons to reject the MNG Consent Proposals as outlined below, including:

•	If successful, the MNG Consent Proposals would result in the replacement of all of your duly elected Board with the MNG Nominees in an effort to prevent the successful consummation of the merger (the “Merger”) and related tender offer (the “Tender Offer”) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated August 8, 2016, among the Company, Randstad North America, Inc. (“Randstad”), a Delaware corporation and wholly-owned subsidiary of Randstad Holding nv, and Merlin Global Acquisition, Inc. (“Purchaser”), a Delaware corporation and wholly-owned subsidiary of Randstad. The consummation of the Tender Offer would provide you with immediate and certain cash value of $3.40 per share for your shares of Common Stock, a significant premium to the market price of the Common Stock prior to the announcement of the transaction. Our Board unanimously recommends that Monster stockholders accept Randstad’s all-cash premium offer as the Board believes the offer maximizes value for Monster stockholders.

•	MNG has not put forward any ideas or proposals that haven’t previously been considered by your Board and is not offering you anything for your shares. Instead, MNG is asking stockholders to reject an all-cash, premium offer in exchange for the hope that an undisclosed strategy, based on what we believe are flawed and uninformed assumptions, will deliver greater value sometime in the future.

•	We believe that the current Board, having overseen the management of the Company, understands the difficulties faced by the Company and is in the best position to serve the interests of all of the Company’s stockholders.

•	In considering the MNG Consent Solicitation, your Board believes that the MNG Nominees are not in a position to best serve the interests of all the Company’s stockholders. The MNG Nominees have been chosen solely by MNG, which is controlled by Alden. Alden and MNG have no duty to act in the best interests of all of the Company’s stockholders in determining the Company’s strategic direction or when selecting potential nominees to serve on your Board. MNG is a relatively new stockholder, having purchased its initial ownership interest in the Company on July 1, 2016.

FOR THE FOREGOING REASONS, YOUR BOARD STRONGLY BELIEVES THAT THE MNG CONSENT PROPOSALS ARE NOT IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS.

In addition to the reasons indicated above, your Board believes you should reject each proposal for the following reasons.

Proposal 1: We recommend rejection of Proposal 1 because this proposal is speculative and is designed to nullify unspecified provisions of the Bylaws that may be adopted by the Board in its efforts to act in, and protect, the best interests of the Company and its stockholders. Furthermore, the Board’s fiduciary duties require that it retain flexibility to adopt, at any time, any amendment to the Bylaws that it believes is proper and in the best interest of the Company’s stockholders. The automatic repeal of any duly adopted Bylaw amendment, irrespective of its content, could have the unfortunate effect of repealing one or more properly adopted Bylaw amendments determined by the Board to be in the best interest of the Company and its stockholders.

Proposal 2: We recommend rejection of Proposal 2 because we believe that the current Board is comprised of members that understand the Company’s business and who are committed to maximizing the Company’s value for the benefit of all its stockholders, not just MNG, and accordingly unanimously recommend that Monster stockholders accept Randstad’s all-cash premium offer as the Board believes it maximizes value for Monster stockholders. We also believe the Board is already comprised of seven individuals with outstanding and varying business experience who are able to serve in the role which their board membership requires.

Proposal 3: We recommend rejection of Proposal 3 because it is designed to further MNG’s plan to remove and replace the Board, which would jeopardize the all-cash Randstad transaction, which we believe is not in the best interests of the Company and its stockholders.

Proposal 4: We recommend rejection of Proposal 4 because we do not believe that the addition of the MNG Nominees is in the best interest of the Company or is useful for the achievement of the Company’s goal of maximizing value for all its stockholders. Instead, we believe that the addition of the MNG Nominees would jeopardize the all-cash Randstad transaction unanimously recommended by our Board and which our Board believes maximizes value for Monster stockholders.

WE URGE STOCKHOLDERS TO REJECT THE MNG CONSENT PROPOSALS AND REVOKE ANY CONSENT PREVIOUSLY SUBMITTED.

DO NOT DELAY. IN ORDER TO HELP ENSURE THAT THE CURRENT BOARD IS ABLE TO ACT IN YOUR BEST INTERESTS, PLEASE SIGN, DATE AND DELIVER THE ENCLOSED WHITE CONSENT REVOCATION CARD USING THE ENCLOSED PRE-PAID ENVELOPE AS PROMPTLY AS POSSIBLE WHETHER OR NOT YOU HAVE SIGNED THE GOLD CONSENT CARD FROM MNG.

BACKGROUND OF MNG SOLICITATION

On June 16, 2016, representatives of Alden and MNG had a call with a representative of the Company’s investor relations team to discuss the Company’s recent performance and other aspects of its business.

On July 1, 2016, MNG first purchased shares of the Company’s Common Stock.

On August 7, 2016, your Board held a special meeting to determine whether to approve the Merger Agreement, with members of senior management and representatives of the Company’s legal and financial advisors participating. Your Board considered, among other things, the fact that the offer price of $3.40 per share represented an approximately 28.8% premium to the trading price at which the Company’s shares closed on August 5, 2016, an approximately 31.4% premium to the volume weighted average price of the Company’s shares over the past month, an approximately 29.7% premium to the volume weighted average price of the Company’s shares over the past three months and an approximately 51.1% premium to the lowest trading price in the last 52-weeks prior to August 5, 2016. Your Board also considered the financial analyses and the opinion, dated August 7, 2016, of the Company’s financial advisor, Evercore Group L.L.C., to the Board to the effect that, as of that date and based upon and subject to the assumptions, qualifications and limitations set forth in its opinion, the cash consideration of $3.40 per share to be received by the holders of shares of the Common Stock in the Tender Offer and the Merger was fair, from a financial point of view, to such holders (other than Randstad, Purchaser and their respective affiliates).

At the meeting, your Board unanimously determined that the Merger Agreement, the Tender Offer, the Merger, and the other transactions contemplated by the Merger Agreement were advisable and fair to and, in the best interests of, the Company and its stockholders. Accordingly, your Board unanimously approved the Merger Agreement and determined to recommend that the Company’s stockholders accept the Tender Offer and tender their shares pursuant to the Tender Offer.

On August 8, 2016, the Company executed the Merger Agreement.

On August 9, 2016, after the announcement of the Merger Agreement, a representative of Alden and MNG had a second call with the Company’s investor relations representative.

On August 19, 2016, MNG filed a Schedule 13D with the SEC to report ownership of 10,300,000 shares of Common Stock, which at the time was approximately 11.6% of the shares of Common Stock outstanding, and stating its intention to engage in discussions with Monster’s management and Board, other stockholders of Monster and other interested parties regarding Monster’s business, including the recently announced Tender Offer. MNG also issued a press release stating its opposition to the terms of the Tender Offer.

On August 24, 2016, the Company issued an open letter to stockholders responding to MNG’s August 19th press release to explain its belief that MNG’s assumptions are flawed and that MNG is attempting to put Randstad’s $3.40 per share all-cash offer at risk without offering any alternative acquisition proposal to stockholders. Also on August 24th, MNG requested certain books and records of the Company.

On September 12, 2016, MNG issued a press release recommending to stockholders of Monster that they not tender their shares of Common Stock pursuant to the Tender Offer and to seek appraisal rights for their shares pursuant to Section 262 of the Delaware General Corporation Law if the transaction set forth in the Merger Agreement is consummated. In the press release, MNG announced its intention to conduct a consent solicitation to reconstitute the Board. Also on September 12th, the Company issued a press release responding to MNG’s press release.

On September 13, 2016, MNG filed a Solicitation/Recommendation Statement on Schedule 14D-9, in which it recommended that the Company’s stockholders not tender their shares and instead seek appraisal rights.

On September 30, 2016, MNG filed a preliminary consent solicitation statement on Schedule 14A with the SEC in connection with its intention to solicit the Company’s stockholders for their written consent to remove all seven members of the Board and to replace them and fill the resulting vacancies with seven nominees. Also on September 30th, the Company responded to MNG’s preliminary consent solicitation statement with a press release reiterating our Board’s recommendation that the Merger represents the best path forward for Monster stockholders and Randstad Holding nv, the parent of Randstad, issued a statement in support of the Merger.

On October 4, 2016, the Company filed a slide deck presentation on delivering value to stockholders.

On October 5, 2016, MNG requested that your Board establish a record date for the determination of the Company’s stockholders who are entitled to execute, withhold or revoke consents relating to the MNG Consent Solicitation and requested certain books and records of the Company.

On October 6, 2016, the Company issued a press release announcing that it expects revenue from continuing operations for the third quarter ended September 30, 2016 to be in the range of $143 million to $145 million, which is down approximately 14% from third quarter 2015 revenue of $167.1 million.

On October 7, 2016, the Company filed its preliminary consent revocation statement on Schedule 14A with the SEC.

On October 12, 2016, MNG filed a revised preliminary consent solicitation statement on Schedule 14A with the SEC.

On October 14, 2016, the Company filed Amendment No. 1 to its revised preliminary consent revocation statement on Schedule 14A with the SEC.

On October 15, 2016, your Board established October 25, 2016 as the Record Date for the determination of the Company’s stockholders who are entitled to execute, withhold or revoke consents relating to the MNG Consent Solicitation. On October 17, 2016, the Company issued a press release announcing the establishment of the Record Date.

On October 18, 2016, MNG filed Amendment No. 2 to its preliminary consent solicitation statement on Schedule 14A with the SEC.

On October 18, 2016, the Company filed a definitive consent revocation statement on Schedule 14A with the SEC.

QUESTIONS AND ANSWERS ABOUT THIS CONSENT REVOCATION SOLICITATION

Who is making this solicitation?

Your Board.

What are we asking you to do?

We are asking you to revoke any consent that you may have delivered in favor of the four proposals described in the MNG Consent Solicitation and, by doing so, to preserve your current Board, which will continue to act in your best interests, and not jeopardize the all-cash Randstad transaction. Even if you have not submitted a gold consent card, we urge you to submit a WHITE Consent Revocation Card today.

What is a consent solicitation?

Under Delaware law and the Company’s organizational documents, stockholders may act without a meeting and without a vote if consents in writing setting forth the action to be taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

What does the Board recommend?

Your Board strongly believes that the solicitation being undertaken by MNG is not in the best interests of all of the Company’s stockholders for the reasons described above. Your Board unanimously opposes the solicitation by MNG and urges stockholders to reject the solicitation and revoke any consent previously submitted.

If I have already delivered a consent, is it too late for me to change my mind?

No. Until the requisite number of duly executed, unrevoked consents are delivered to the Company in accordance with Delaware law and the Company’s organizational documents, the consents will not be effective. At any time prior to the consents becoming effective, you have the right to revoke your consent by delivering a WHITE Consent Revocation Card, as discussed in the following question.

When will the consents become effective?

Under Section 228 of the Delaware General Corporation Law and Article VI, Section 5 of the Bylaws, the MNG Consent Proposals will become effective if valid, unrevoked consents signed by the holders of a majority of the shares of the Common Stock outstanding as of the Record Date are delivered to the Company within 60 days of the earliest-dated consent delivered to the Company.

What is the effect of delivering a WHITE consent revocation card?

By marking the “YES, REVOKE MY CONSENT” boxes on the enclosed WHITE Consent Revocation Card and signing, dating and mailing the card in the postage-paid envelope provided, you will revoke any earlier dated consent that you may have delivered to MNG. Even if you have not submitted MNG’s gold consent card, you may submit a WHITE consent revocation as described above. Submitting a WHITE Consent Revocation Card will have no legal effect if you have not previously submitted MNG’s gold consent card, but it will allow us to keep track of the consent process.

If MNG’s proposals are approved, will it result in a “change of control”? And, if so, what will this mean for the Company?

If the MNG Consent Solicitation is successful, all of the current members of your Board would be replaced with MNG Nominees, which may result in a “change of control” that triggers, among other things, the acceleration of debt or other payment obligations under certain of the Company’s debt documents, employment agreements and equity award plans.

Under the Company’s Third Amended and Restated Credit Agreement, dated as of October 31, 2014, as amended (the “Credit Agreement”), a “Change of Control” constitutes an “Event of Default” and will be deemed to occur if, during any period of 24 consecutive months, a majority of the members of the Board ceases to be composed of individuals (i) who were members of that Board on the first day of such period, (ii) whose election or nomination to that Board was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that Board or (iii) whose election or nomination to the Board was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that Board. Upon an Event of Default under the Credit Agreement, the lenders under the Credit Agreement will not be obligated to make loans or other extensions of credit and may, among other things, terminate their commitments to the Company and declare any then outstanding loans due and payable immediately. As of June 30, 2016, the Company’s borrowings outstanding under the senior secured term loan under the Credit Agreement were $66.3 million.

In addition, a “change of control” will trigger accelerated vesting of certain equity awards under the Company’s compensation plans and may trigger other payments under the Company’s compensation plans and other employment agreements, as described more fully in this Consent Revocation Statement.

The Board will consider whether to take action under the provisions of the Credit Agreement and/or equity award plans (by approving the MNG Nominees solely for such purpose) in order that a “change of control” would not be triggered thereunder if the MNG consent solicitation is successful. However, no assurance can be made that such action will be taken by the Board.

Who should I call if I have questions about the solicitation?

Please call Innisfree toll-free at 888-750-5834. Banks and brokers may call Innisfree at 212-750-5833.

THE CONSENT PROCEDURE

Voting Securities and Record Date

In accordance with Delaware law and the Company’s organizational documents, the close of business on October 25, 2016 has been established as the Record Date for the determination of the Company’s stockholders who are entitled to execute, withhold or revoke consents relating to the MNG Consent Solicitation. As of October 14, 2016, there were 89,258,147 shares of the Company’s Common Stock outstanding. Each share of the Company’s Common Stock outstanding as of the Record Date will be entitled to one vote.

Only stockholders of record as of the Record Date are eligible to execute, withhold or revoke consents in connection with the MNG Consent Proposals. Persons beneficially owning shares of the Company’s Common Stock (but not holders of record), such as persons whose ownership of Common Stock is through a broker, bank, financial institution or other nominee holder, may wish to contact such broker, bank, financial institution or other nominee holder and instruct such person to execute the WHITE Consent Revocation Card on their behalf. Any failure to consent will have the same effect as withholding consent from the MNG Consent Proposals.

Effectiveness of Consents

Under Delaware law and the Company’s certificate of incorporation and bylaws, stockholders may act without a meeting and without a vote, if consents in writing setting forth the action to be taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Under Section 228 of the Delaware General Corporation Law and Article VI, Section 5 of the Bylaws, the MNG Consent Proposals will become effective if valid, unrevoked consents signed by the holders of a majority of the shares of the Common Stock outstanding as of the Record Date are delivered to the Company in the manner required by Delaware law within 60 days of the earliest-dated consent delivered to the Company.

Because the MNG Consent Proposals could become effective before the expiration of the 60-day period, we urge you to act promptly to return the WHITE Consent Revocation Card.

Effect of WHITE Consent Revocation Card

A stockholder may revoke any previously signed consent by signing, dating and returning to the Company a WHITE Consent Revocation Card. A consent may also be revoked by delivery of a written revocation of your consent to MNG. Stockholders are urged, however, to return all consent revocations in the envelope provided or to Innisfree. The Company requests that if a revocation is instead delivered to MNG, a copy of the revocation also be returned in the envelope provided so that the Company will be aware of all revocations and so that the inspector of elections can accurately account for all revocations.

Unless you specify otherwise, by signing and delivering the WHITE Consent Revocation Card, you will be deemed to have revoked consent to all of the MNG Consent Proposals.

Any consent revocation may itself be revoked by marking, signing, dating and delivering a written revocation of your WHITE Consent Revocation Card to the Company or to MNG or by delivering to MNG a subsequently dated gold consent card that MNG sent to you.

The revocation of any previously delivered consent or consent revocation must be signed, have a subsequent date than the previously delivered consent or consent revocation and is not required to state the number of shares held unless you wish to revoke your consent with respect to less than all shares as to which you previously consented, in which case you must state the number of shares to which your revocation relates. In addition, if you have more than one account with respect to which you have delivered a consent, the revocation should identify the relevant account the consent for which is being revoked.

The Company has retained Innisfree M&A Incorporated (“Innisfree”) to assist in communicating with stockholders in connection with the MNG Consent Solicitation and to assist in our efforts to obtain consent revocations. If you have any questions about how to complete or submit your WHITE Consent Revocation Card or any other questions, Innisfree will be pleased to assist you. Please call Innisfree toll-free at 888-750-5834. Banks and brokers may call Innisfree at 212-750-5833.

If any shares of Common Stock that you owned on the Record Date were held for you in an account with a stock brokerage firm, bank nominee or other similar “street name” holder, you are not entitled to vote such shares directly, but rather must give instructions to the stock brokerage firm, bank nominee or other “street name” holder to grant or revoke consent for the shares of Common Stock held in your name. Accordingly, you should follow the instructions on the WHITE Consent Revocation Card to vote your shares. Alternatively, you can contact the person responsible for your account and direct him or her to execute the enclosed WHITE Consent Revocation Card on your behalf. You are urged to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to the Company, c/o Innisfree, at the address set forth above so that the Company will be aware of your instructions and can attempt to ensure each instruction is followed.

YOU HAVE THE RIGHT TO REVOKE ANY CONSENT YOU MAY HAVE PREVIOUSLY GIVEN TO MNG. TO DO SO, YOU NEED ONLY SIGN, DATE AND RETURN IN THE ENCLOSED POSTAGE-PAID ENVELOPE THE WHITE CONSENT REVOCATION CARD ACCOMPANYING THIS CONSENT REVOCATION STATEMENT. IF YOU DO NOT INDICATE A SPECIFIC VOTE ON THE WHITE CONSENT REVOCATION CARD WITH RESPECT TO THE MNG CONSENT PROPOSALS, THE CONSENT REVOCATION CARD WILL REPRESENT AN INSTRUCTION TO REVOKE ANY CONSENT WITH RESPECT TO ALL SUCH PROPOSALS IN ACCORDANCE WITH THE BOARD’S RECOMMENDATION.

You should carefully review this Consent Revocation Statement. YOUR TIMELY RESPONSE IS IMPORTANT. You are urged not to sign any gold consent cards. Instead, reject the solicitation efforts of MNG by promptly completing, signing, dating and returning the enclosed WHITE Consent Revocation Card in the envelope provided. Please be aware that if you sign a gold consent card but do not check any of the boxes on the card, you will be deemed to have consented to all of the MNG Consent Proposals.

Results of Consent Revocation Statement

The Company intends to notify stockholders of the results of the consent solicitation by issuing a press release, which it will also file with the SEC as an exhibit to a Current Report on Form 8-K, promptly following the receipt of a final report of the inspector of elections.

SOLICITATION OF CONSENT REVOCATIONS

Cost and Method

The cost of the solicitation of revocations of consent will be borne by the Company. The Company estimates that the total expenditures relating to the Company’s consent revocation solicitation (other than salaries and wages of officers and employees, but including costs of any litigation related to the solicitation) will be approximately $750,000, of which approximately $200,000 has been incurred as of the date hereof. In addition to solicitation by mail, directors, officers and other employees of the Company may, without additional compensation, solicit revocations by mail, in person or by telephone or other forms of telecommunication.

The Company has retained Innisfree as proxy solicitors to assist in the solicitation of revocations. Innisfree will also assist with the Company’s communications with its stockholders with respect to the consent revocation solicitation and provide such other advisory services as may be requested from time to time by the Company. The Company will pay Innisfree a one-time fee of $30,000 for such services, plus a monthly fee of $10,000 and reimbursement of reasonable out-of-pocket expenses. The Company will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding the Company’s consent revocation materials to, and obtaining instructions relating to such materials from, beneficial owners of the Common Stock. In addition, Innisfree and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

Participants in the Company’s Solicitation

Under applicable SEC regulations, each of our directors and certain executive officers of the Company are deemed to be “participants” in this solicitation of consent revocations. Please refer to the sections entitled “Stock Ownership of Certain Beneficial Owners and Management” and “Certain Information Regarding Participants in this Consent Revocation Solicitation” for information about our directors and certain of our executive officers who are deemed to be participants in the solicitation. Except as described in this Consent Revocation Statement, there are no agreements or understandings between the Company and any such participants relating to employment with the Company or any future transactions.

Other than the persons described above, no general class of employee of the Company will be employed to solicit stockholders. However, in the course of their regular duties, employees may be asked to perform clerical or ministerial tasks in furtherance of this solicitation.

Except as set forth above, neither the Company nor any person acting on its behalf has employed, retained or agreed to compensate any person to make solicitations or recommendations to stockholders of the Company concerning the consent revocation solicitation.

APPRAISAL RIGHTS

Holders of shares of Common Stock do not have appraisal rights under Delaware law in connection with the MNG Consent Proposals or this Consent Revocation Statement.

CURRENT DIRECTORS OF THE COMPANY

The following information is as of October 7, 2016, regarding each director of the Company:

Name; Address	Principal Occupation	Age	Director Since
Edmund P. Giambastiani, Jr. c/o Monster Worldwide, Inc. 133 Boston Post Road, Building 15 Weston, Massachusetts 02493	President of the Giambastiani Group LLC.	68	2008

Timothy T. Yates Monster Worldwide, Inc. 133 Boston Post Road, Building 15 Weston, Massachusetts 02493	Chief Executive Officer and Chief Financial Officer of the Company	68	2007

John Gaulding c/o Monster Worldwide, Inc. 133 Boston Post Road, Building 15 Weston, Massachusetts 02493	Director of the Company	71	2001

James P. McVeigh c/o Monster Worldwide, Inc. 133 Boston Post Road, Building 15 Weston, Massachusetts 02493	Founder and Chief Executive Officer of Cyndx Advisors LLC	52	2015

Gillian Munson c/o Monster Worldwide, Inc. 133 Boston Post Road, Building 15 Weston, Massachusetts 02493	Chief Financial Officer of XO Group Inc.	46	2015

Jeffrey F. Rayport c/o Monster Worldwide, Inc. 133 Boston Post Road, Building 15 Weston, Massachusetts 02493	Faculty member at Harvard Business School	56	2010

Roberto Tunioli c/o Monster Worldwide, Inc. 133 Boston Post Road, Building 15 Weston, Massachusetts 02493	Chairman and CEO of Fervi Srl	58	2008

Edmund P. Giambastiani, Jr. served as the seventh Vice Chairman of the Joint Chiefs of Staff, the second highest ranking military officer in the United States from 2005 to 2007. He also served as NATO’s first Supreme Allied Commander Transformation, Commander United States Joint Forces Command and as Senior Military Assistant to the United States Defense Secretary. Admiral Giambastiani is a career Navy nuclear submarine officer with extensive operational experience, including command at the submarine, squadron and fleet levels. He is President of the Giambastiani Group LLC. Admiral Giambastiani is also a director of the following public company: The Boeing Company; a director of the following private company: Innovative Defense Technologies; and a member of the Board of Trustees of 51 Oppenheimer Funds, designated as the New York Board Funds. He also served previously as the non-executive chairman of Alenia North America, Inc. from 2008 to 2009, as a director of SRA International, Inc. from 2008 to 2010 and as a director of QinetiQ Group plc from 2008 to 2011.

Timothy T. Yates has been the Company’s Chief Executive Officer since November 2014 and has been the Company’s Chief Financial Officer since February 2016. He also served as President from November 2014 to October 2015, as an Executive Vice President from June 2007 to June 2013 and as Chief Financial Officer from June 2007 to January 2011. Prior to joining the Company, Mr. Yates was a Senior Vice President of Motorola,

Inc.’s Enterprise Mobility business responsible for Motorola’s integration of Symbol Technologies, Inc., from January 2007 to June 2007. Before that, from February 2006 to January 2007, he was Senior Vice President, Chief Financial Officer and a director of Symbol Technologies. From August 2005 to February 2006, Mr. Yates served as an independent consultant to Symbol Technologies. Prior to this, from October 2002 to November 2005, Mr. Yates served as a partner and Chief Financial Officer of Saguenay Capital, a boutique investment firm. Prior to that, he served as a founding partner of Cove Harbor Partners, a private investment and consulting firm, which he helped establish in 1996. From 1971 through 1995, Mr. Yates held a number of senior leadership roles at Bankers Trust New York Corporation, including serving as Chief Financial and Administrative Officer from 1990 through 1995. Mr. Yates is also a director of the following public company: CommScope Holding Company, Inc.

John Gaulding has been a private investor and business consultant in the fields of strategy and organization since July 1996. He was Chairman and Chief Executive Officer of National Insurance Group, a publicly traded financial information services company, from April 1996 through July 11, 1996, the date of such company’s sale. For six years prior thereto, he was President and Chief Executive Officer of ADP Claims Solutions Group. From 1985 to 1990, Mr. Gaulding was President and Chief Executive Officer of Pacific Bell Directory, the yellow pages publishing unit of Pacific Telesis Group. Mr. Gaulding served as Co-Chairman of the Yellow Pages Publishers Association from 1987 to 1990. In addition, Mr. Gaulding previously served as a director of Ortel Corporation, ANTS software inc. and Yellow Media, all public companies, and as the Non-Executive Chairman of both Novo Media, one of the first digital media advertising agencies, and Get Me In, a London-based secondary ticketing company which was sold to Ticketmaster. He currently serves as Chairman Emeritus of the Board of Trustees of Dominican University of California. Mr. Gaulding is also a director of the following public company: Energous Corporation, where he serves as Chairman of the Board.

James P. McVeigh has been Founder and Chief Executive Officer of Cyndx Advisors LLC (“Cyndx”) since December 2013. Prior to founding Cyndx, Mr. McVeigh had been a Managing Director in Bank of America Merrill Lynch’s (“BofAML”) Technology, Media & Telecom Corporate and Investment Banking Division since March 2003. Prior to joining BofAML, Mr. McVeigh spent five years with Credit Suisse/DLJ’s Media & Telecom Investment Banking Group and four years at Salomon Brothers in their Large Cap Diversified and Technology Group. Prior to beginning his career in investment banking, Mr. McVeigh served in the United States Navy, rising to the rank of Lieutenant and was the recipient of two Navy Commendation Medals for service during the Operations Desert Storm and Desert Shield.

Gillian Munson serves as Chief Financial Officer of XO Group Inc., a consumer internet and media company devoted to weddings, pregnancy and related areas through brands including The Knot and The Bump. Prior to joining XO Group, Ms. Munson served as Managing Director at Allen & Company LLC from 2007 to 2013. Ms. Munson also served as Vice President, Business Development at Symbol Technologies, Inc., from 2003 to 2007. Prior to joining Symbol Technologies, Ms. Munson was an Executive Director and Senior Equity Analyst at Morgan Stanley. Ms. Munson began her career as a Research Associate at Hambrecht & Quist.

Jeffrey F. Rayport has been a faculty member in the entrepreneurial management unit at Harvard Business School since July 2014. From September 2009 until June 2014, he was an operating partner at Castanea Partners, a private equity firm focused on investments in marketing, retail, and information services. He is now senior advisor to the firm. From October 2003 to May 2009, he was executive chairman of Marketspace LLC, a digital strategy advisory and research business, and chairman of Monitor Executive Development, both units of Monitor Deloitte, and served as chief executive officer of Marketspace from September 1998 to October 2003. From September 1991 through September 1999, Dr. Rayport was a faculty member in the marketing and service management units at Harvard Business School. Dr. Rayport is also a director of the following private companies: Andrews McMeel Universal, Hanley Wood LLC, International Data Group, MediaMath, Mediabrix, and ShopRunner.

Roberto Tunioli has been Chairman and CEO of Fervi Srl (formerly Veprug Srl), an Italian company engaged in the sale and marketing of machinery and tools, since March 2011. He was the Vice Chairman and Chief

Executive Officer of Datalogic SpA, a publicly traded company based in Italy that produces bar code readers, data collection mobile computers and RFID technology systems from 2001 to April 2009. He was Datalogic’s Chief Executive Officer from 1995 to 2001 prior to adding the title of Vice Chairman in 2001, and started at Datalogic in 1988. Prior to joining Datalogic, Mr. Tunioli worked in the financial services industry for leading banking and insurance companies. Mr. Tunioli is also a director of the following public company: Panariagroup Industrie Ceramiche SpA, an Italian manufacturer of ceramic tiles.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

Our Board of Directors is committed to adopting and adhering to sound corporate governance principles. Having such principles is essential to operating our business efficiently and to maintaining our integrity and reputation in the marketplace. Reflecting its commitment to continuous improvement, the Board of Directors reviews its governance practices on an ongoing basis to ensure that they promote stockholder value.

How are nominees for election to our Board of Directors selected?

The Corporate Governance and Nominating Committee recommends to the Board of Directors individuals as nominees for election to the Board of Directors at annual meetings of the Company’s stockholders and to fill any vacancy or newly created directorship on the Board of Directors. The Corporate Governance and Nominating Committee does not have specific minimum qualifications that must be met by a candidate in order to be considered for nomination to the Board of Directors. In identifying and evaluating nominees for director, the Corporate Governance and Nominating Committee considers each candidate’s experience, integrity, background and skills, as well as other qualities that the candidate may possess and factors that the candidate may be able to bring to the Board of Directors. For information on the factors considered in assessing Board composition, see “What are the qualifications of the Company’s directors?” beginning on page 15.

In accordance with its charter and with our Corporate Governance Guidelines, the Corporate Governance and Nominating Committee endeavors to ensure that two-thirds of the Company’s Board of Directors consists of independent directors as defined in both the New York Stock Exchange Listed Company Manual (the “NYSE Listed Company Manual”) and in our Corporate Governance Guidelines. The Corporate Governance and Nominating Committee’s charter and our Corporate Governance Guidelines are available through the “Corporate Governance” section of our company website. Our company website is located at www.monster.com/about and the “Corporate Governance” section is located at www.monster.com/about/corporate-governance.

The Corporate Governance and Nominating Committee will consider on an ongoing basis stockholder nominations as nominees for election to the Board of Directors. In evaluating such nominations, the Corporate Governance and Nominating Committee will use the same selection criteria the Corporate Governance and Nominating Committee uses to evaluate other potential nominees. Any stockholder may suggest a nominee by sending the following information to our Corporate Governance and Nominating Committee: (1) your name, mailing address and telephone number, (2) the suggested nominee’s name, mailing address and telephone number, (3) a statement whether the suggested nominee knows that his or her name is being suggested by you, (4) the suggested nominee’s resume or other description of his or her background and experience and (5) your reasons for suggesting that the individual be considered. The information should be sent to the Corporate Governance and Nominating Committee addressed as follows: Corporate Governance and Nominating Committee of the Board of Directors, Monster Worldwide, Inc., 133 Boston Post Road, Building 15, Weston, Massachusetts 02493. For more information on stockholder proposals, see “Stockholder Proposals” on page 62.

Stockholders who do not wish to follow the foregoing procedure but who wish instead to nominate directly one or more persons for election to the Board of Directors must comply with the procedures established by our bylaws. Our bylaws provide that in order to nominate a person for election as a director at next year’s annual meeting, a notice of an intention to nominate one or more directors containing certain information required by the bylaws must be delivered to the Secretary of the Company. In addition, on March 16, 2016, the Board of Directors amended our bylaws to implement proxy access. Commencing with the Company’s 2017 annual meeting of stockholders, a stockholder or group of up to 20 stockholders owning 3% or more of the Company’s outstanding common stock for at least three years, may nominate and include in the Company’s proxy materials director nominees constituting up to two individuals or 25% of the members of the Board of Directors then in office (whichever is greater), subject to compliance with the procedural, eligibility and other requirements contained in the bylaws. To be timely, whether or not a stockholder wishes to have his or her nominees included in the Company’s proxy materials, the Company must receive nominations for election to the Board of Directors for its 2017 annual meeting of stockholders at its principal office at 133 Boston Post Road, Building 15, Weston, Massachusetts 02493, Attention: Secretary, no earlier than February 12, 2017 and no later than March 14, 2017. For more information on stockholder proposals, see “Stockholder Proposals” on page 62.

All seven of the directors had been recommended by our Corporate Governance and Nominating Committee to our Board of Directors for re-election at the 2016 Annual Meeting of Stockholders. The Corporate Governance and Nominating Committee recommends candidates to the full Board of Directors after receiving input from all directors. The Corporate Governance and Nominating Committee members, other members of the Board of Directors and senior management discuss potential candidates during this search process.

Does the Corporate Governance and Nominating Committee consider diversity in identifying nominees?

As noted in the Company’s Corporate Governance Guidelines, the Corporate Governance and Nominating Committee, in evaluating and recommending individuals to the Board of Directors for nomination as directors, and the Board of Directors, in approving director nominees, considers, among other factors, diversity. As part of the Corporate Governance and Nominating Committee’s process (in consultation with the Board of the Directors) of determining the appropriate characteristics, skills and experience required for individual directors, the Corporate Governance and Nominating Committee analyzes the abilities and business experience of each nominee in order to ensure that the Board of Directors is comprised of members with a diverse range of skills and experience.

What is the Board of Directors’ leadership structure?

Admiral Edmund P. Giambastiani, Jr. serves as Chairman of the Board of Directors. The Chairman of the Board of Directors acts as the principal interface between the Company’s independent directors and senior management and presides over meetings of the independent directors. In addition, the Chairman of the Board of Directors has input into the agendas for meetings of the Board of Directors and coordinates the various functions of the committees of the Board of Directors.

What are the qualifications of the Company’s directors?

Admiral Edmund P. Giambastiani, Jr., U.S. Navy (Retired). Admiral Giambastiani’s diverse business experience since his retirement from the U.S. military in October 2007, including serving on the boards of several highly respected organizations such as The Boeing Company and Oppenheimer Funds, enables him to provide tremendous business and strategic acumen as well as corporate governance insight. In addition, his training as the second highest ranking military officer in the United States and his 40 plus years of governmental leadership expertise have given him numerous skills that make him a valuable asset to the Board of Directors, including his leadership skills, experience in employing, training and deploying a large number of individuals, and relationships with, and understanding of, the federal government.

Timothy T. Yates. Mr. Yates serves as the Company’s Chief Executive Officer and Chief Financial Officer. He also served as an Executive Vice President of the Company from June 2007 to June 2013 and concurrently as Chief Financial Officer from June 2007 to January 2011. His perspective as the Company’s current Chief Executive Officer and Chief Financial Officer, as well his perspective as a previous member of senior management, is a benefit to the Board of Directors.

John Gaulding. Mr. Gaulding brings significant sales and marketing experience to the Board of Directors. Additionally, as a result of his long tenure on the Board of Directors, Mr. Gaulding brings a valuable historical perspective to deliberations of the Board of Directors.

James P. McVeigh. Mr. McVeigh’s more than 20 years of experience in the internet, technology and media spaces as an investment banker and adviser is a natural fit for the Board of Directors. He has a keen understanding of the space in which the Company operates and broad understanding of the Company’s competitors. Mr. McVeigh’s advisory and operating experience in the internet, technology and media spaces is an asset that will further help the Company in the execution of its business strategy.

Gillian Munson. Ms. Munson brings a wealth of financial, public company and industry expertise to the Board of Directors. As the Chief Financial Officer of XO Group Inc., owner of the online consumer brands The Knot, The Nest and The Bump, she is a member of the senior management team of an internet-based company. Prior to holding her current position, Ms. Munson was involved in investment banking and analysis for well known, national investment banking firms, and focused on the analysis and financing of companies whose businesses were conducted on the internet.

Jeffrey F. Rayport. Dr. Rayport is a faculty member in the Entrepreneurial Management Unit at Harvard Business School. He is a recognized thought leader, consultant, and author in the online marketing industry, bringing highly relevant digital media, marketing, and e-commerce experience to the Board of Directors. His perspective and operating experience gives the Board of Directors valuable insight into the dynamic environment of the digital marketplace.

Roberto Tunioli. Mr. Tunioli is the former Vice Chairman and Chief Executive Officer of Datalogic, SpA, a publicly traded company based in Italy. Mr. Tunioli brings significant public company management experience to the Board of Directors, as well as an international perspective to deliberations of the Board of Directors. In light of the Company’s substantial global presence, the Board of Directors gains valuable insight from Mr. Tunioli’s international perspective.

The Company strives to maintain a board with broad and diverse experience and judgment. The grid below summarizes the key qualifications, skills and attributes each of our directors possesses that were most relevant to the decision to nominate him or her to serve on the Board. The lack of a mark does not mean the director does not possess that qualification or skill; rather a mark indicates a specific area of focus or expertise on which the Board of Directors relies most heavily. Our directors exhibit high integrity, innovative thinking, a proven record of success, and knowledge of corporate governance. The directors bring a balance of important skills to our boardroom.

	Yates	Giambastiani	Gaulding	McVeigh	Munson	Rayport	Tunioli
Academia / Education			✓			✓

Business Operations	✓	✓	✓	✓	✓	✓	✓

CEO and Executive Experience	✓	✓	✓	✓	✓	✓	✓

Commercial Business Experience	✓	✓	✓	✓	✓	✓	✓

Corporate Governance	✓	✓	✓	✓	✓	✓	✓

Customer Engagement / Marketing	✓			✓	✓	✓	✓

Data Analytics Experience	✓	✓		✓		✓	✓

Defense Industry or Military Experience		✓		✓

Digital / e-Commerce	✓	✓	✓	✓	✓	✓	✓

Financial / Investment Expertise	✓	✓	✓	✓	✓	✓	✓

Government / Public Policy		✓

International Business Experience	✓	✓	✓	✓	✓		✓

Knowledge of Company Business	✓	✓	✓	✓	✓	✓	✓

Other Public Board Experience	✓	✓	✓			✓	✓

Other Relevant Industry Experience	✓	✓	✓	✓	✓	✓	✓

Science, Technology and Innovation	✓	✓	✓	✓		✓	✓

Human Resources / Talent Management	✓	✓	✓	✓	✓	✓	✓

How often did the Board of Directors meet during the year ended December 31, 2015?

During the year ended December 31, 2015, the Board of Directors held 12 meetings. All directors who served during 2015 attended at least 75% of the total number of meetings of the Board of Directors and the committees on which he or she served.

What committees has the Board of Directors established?

The Board of Directors has standing Audit, Compensation and Corporate Governance and Nominating Committees. Membership on each committee is determined by the Board of Directors. The Board of Directors has adopted a written charter for each of the Audit, Compensation and Corporate Governance and Nominating Committees setting forth the roles and responsibilities of each committee. The charters are available through the “Corporate Governance” section of our company website. Our company website is located at www.monster.com/about and the “Corporate Governance” section is located at www.monster.com/about/corporate-governance.

Audit Committee. The Audit Committee is charged with, among other things, the appointment of the independent registered public accounting firm for the Company, as well as discussing and reviewing with the independent registered public accounting firm the scope of the annual audit and results thereof, pre-approving the engagement of the independent registered public accounting firm for all audit-related services and permissible non-audit related services, and reviewing and approving all related-party transactions. The Audit Committee also reviews interim financial statements included in the Company’s quarterly reports and reviews documents filed with the SEC.

The Board of Directors has determined that (a) all members of the Audit Committee during 2015 and all current members of the Audit Committee are “independent,” as required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the NYSE Listed Company Manual and our Corporate Governance Guidelines and (b) Roberto Tunioli qualifies as an “audit committee financial expert” as defined by Item 407(d) of Regulation S-K of the Exchange Act.

Roberto Tunioli serves as Chairman of the Audit Committee. During 2015, the Audit Committee met seven times. The Audit Committee’s report is on page 60.

Compensation Committee. The Compensation Committee is charged with, among other things, determining and approving or, in the case of the Company’s CEO, recommending to the Board of Directors the compensation for the Company’s executives and administering the Company’s stock incentive and benefit plans. The Compensation Committee is entitled to delegate any of its responsibilities to a subcommittee of the Compensation Committee to the extent consistent with our charter, bylaws, Corporate Governance Guidelines, applicable law and the NYSE Listed Company Manual. The Compensation Committee Chairman regularly reports on Compensation Committee actions and recommendations at Board of Directors meetings.

The Board of Directors has determined that all members of the Compensation Committee during 2015 and all current members of the Compensation Committee are “independent directors” as required by the NYSE Listed Company Manual and our Corporate Governance Guidelines, “outside directors” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, and “non-employee directors” as defined in Rule 16b-3 under the Exchange Act.

John Gaulding serves as Chairman of the Compensation Committee. During 2015, the Compensation Committee met 10 times. The Compensation Committee’s report is on page 42. Additional information on the Compensation Committee’s processes and procedures for consideration of executive compensation are addressed in “Compensation Discussion and Analysis,” which begins on page 21.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is charged with, among other things, assisting the Board of Directors in its selection of individuals as nominees for election to the Board of Directors at annual meetings of the Company’s stockholders and filling any vacancies or newly created directorships on the Board of Directors. The Corporate Governance and Nominating Committee is also responsible for general corporate governance matters, including making recommendations relating to our Corporate Governance Guidelines.

The Board of Directors has determined that all members of the Corporate Governance and Nominating Committee during 2015 and all current members of the Corporate Governance and Nominating Committee qualify as “independent,” as required by the Exchange Act, the NYSE Listed Company Manual and our Corporate Governance Guidelines.

Jeffrey F. Rayport serves as Chairman of the Corporate Governance and Nominating Committee. During 2015, the Corporate Governance and Nominating Committee met seven times.

Who are the members of the committees of the Board of Directors?

The table below provides the membership of each committee of the Board of Directors.

Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Roberto Tunioli, Chairman	John Gaulding, Chairman	Jeffrey F. Rayport, Chairman

John Gaulding	James P. McVeigh	John Gaulding

Edmund P. Giambastiani, Jr.	Roberto Tunioli	Edmund P. Giambastiani, Jr.

James P. McVeigh

Jeffrey F. Rayport

What is the Company’s policy regarding director attendance at Annual Meetings?

It is the policy of our Board of Directors that directors are encouraged to attend all annual stockholders meetings. All members of the Board of Directors who were standing for re-election at the 2015 annual meeting of stockholders attended the virtual meeting.

Which directors have the Board of Directors determined to be independent?

Our Board of Directors has adopted director independence guidelines to assist in determining each director’s independence. These guidelines are set forth in our Corporate Governance Guidelines and are available through the “Corporate Governance” section of our company website. Our company website is located at www.monster.com/about and the “Corporate Governance” section is located at www.monster.com/about/corporate-governance. These guidelines identify categories of relationships that the Board of Directors has determined would affect a director’s independence. Under the Corporate Governance Guidelines, at least two-thirds of the Board of Directors shall consist of directors who satisfy the independence requirements of the Corporate Governance Guidelines and the NYSE Listed Company Manual.

The Board of Directors has analyzed the independence of each director and determined that the following directors meet the standards of independence under our Corporate Governance Guidelines and the NYSE Listed Company Manual: Edmund P. Giambastiani, Jr., John Gaulding, James P. McVeigh, Gillian Munson, Jeffrey F. Rayport and Roberto Tunioli. Thus, six of the seven directors standing for re-election, and each member of the Audit, Compensation and Corporate Governance and Nominating Committees, meet the standards of independence under our Corporate Governance Guidelines and the NYSE Listed Company Manual.

Does the Board of Directors have a policy regarding the hedging or pledging of Company stock by directors and officers?

In April 2014, upon the recommendation of the Compensation Committee, the Board of Directors adopted an anti-hedging and anti-pledging policy which prohibits our directors and officers from (i) pledging Company securities, (ii) engaging in hedging or monetization transactions that allow the person to lock in the value of his or her security holdings, and (iii) purchasing securities on margin or holding securities in a margin account. For more information on this policy, see “Anti-Hedging and Anti-Pledging Policy” on page 62.

What is the role of the Board of Directors in the oversight of risk?

Management is responsible for the day-to-day management of the risks we face, while the Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management.

The Audit Committee is principally charged with the duty of oversight over risks related to the Company’s financial statements. The Audit Committee considers those risks that would affect the accurate reporting of the Company’s results of operations and the accurate valuation of the assets and liabilities reflected on the Company’s balance sheet. In performing this duty, the Audit Committee receives and reviews reports regarding risks related to the Company’s financial statements from the Company’s independent registered public accounting firm and the Company’s internal audit department. The Audit Committee receives such reports at least quarterly. The Audit Committee also meets separately in executive session with the Company’s independent registered public accounting firm, senior management and the head of the Company’s internal audit department to discuss the material financial risks facing the Company and the steps the Company has taken, and will take in the future, to monitor and control such risks. The Company’s management, internal audit department and independent registered public accounting firm discuss potential financial risks and the classification of such risks, based on potential impact and likelihood of occurrence, and discuss with the Audit Committee the audit programs undertaken based on this risk assessment. Those audit programs as finally adopted reflect any comments of the Audit Committee.

The entire Board of Directors is responsible for the oversight of all other risks (such as technology risks, globalization risks, transaction risks and operational risks). The Board of Directors periodically devotes a portion of its meetings to a discussion of the risks faced by the Company and the implications of those risks. The Board of Directors receives and reviews reports regarding risks from senior management as well as the heads of the Company’s various business segments. The Board of Directors also meets with management to discuss material risks and the controls, guidelines and policies established and implemented by management relating to risk assessment and risk management. In connection with this oversight role, the Board of Directors also reviews and considers all significant initiatives brought before the Board of Directors.

The Compensation Committee, as part of its review of the Company’s compensation programs, considers the potential impact that such programs have on incentivizing the Company’s officers and directors to take risks. For more information on the Compensation Committee’s roles in risk oversight, see “Compensation Policies and Practices Relating to Risk Management” on page 40.

How are directors compensated?

The compensation and benefit program for non-employee directors is designed to achieve the following goals: compensation should fairly pay non-employee directors for work required for the Company; compensation should align non-employee directors’ interests with the long-term interests of stockholders; and the structure of the compensation should be simple, transparent and easy for stockholders to understand. Employee directors receive no compensation for their service on the Board of Directors.

Each non-employee director receives an annual cash retainer for his or her service on the Board of Directors. The annual cash retainer for the Chairman of the Board is $150,000, and the annual cash retainer for each other non-employee director is $75,000. Non-employee directors serving on the Audit Committee receive an additional retainer of $25,000 ($50,000 in the case of the Chairman of the Audit Committee). Non-employee directors serving on the Compensation Committee receive an additional retainer of $20,000 ($40,000 in the case of the Chairman of the Compensation Committee). Non-employee directors serving on the Corporate Governance and Nominating Committee receive an additional retainer of $10,000 ($20,000 in the case of the Chairman of the Corporate Governance and Nominating Committee).

Upon commencing service on the Board of Directors, each non-employee director receives an award under the Monster Worldwide, Inc. 2008 Equity Incentive Plan of restricted stock units (“RSUs”) or restricted stock having a value equal to $150,000 (determined by using the closing price of our common stock on the date of grant), with fifty percent (50%) of the award vesting immediately upon grant and the remaining fifty percent (50%) vesting on the first anniversary of the date of grant. As a result, James P. McVeigh received an award of 24,000 RSUs upon his appointment to the Board of Directors effective April 1, 2015, and Gillian Munson received an award of 25,000 RSUs upon her appointment to the Board of Directors effective December 8, 2015. In addition, on the day following each annual meeting of stockholders, each non-employee director who has served as a non-employee director since the prior annual meeting of stockholders receives an award of RSUs or restricted stock having a value equal to $125,000 (determined by using the closing price of our common stock on the date of grant), with twenty-five percent (25%) of the award vesting on each of the first four anniversaries of the date of grant. As a result, on the day after our 2015 annual meeting of stockholders, each of John Gaulding, Edmund P. Giambastiani, Jr., Jeffrey F. Rayport and Roberto Tunioli received an award of 20,096 RSUs.

Effective as of January 28, 2014, the Corporate Governance and Nominating Committee adopted a new equity retention policy for non-employee directors. Each non-employee director is required to retain equity in the Company with a value equal to at least three times the annual cash retainer paid to non-employee directors (exclusive of retainers for committee members and Chairs), valued at market or cost, whichever is greater. Each non-employee director will have five (5) years from the date of appointment or election to the Board of Directors to achieve such ownership level. The policy does not apply to sales of shares to satisfy tax obligations due in connection with the vesting of such shares.

The following table provides the compensation information for the year ended December 31, 2015 for each member of our Board of Directors who served as a non-employee director during 2015.

Name of Director(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
John Gaulding	138,152	124,997	263,149
Edmund P. Giambastiani, Jr.	180,574	124,997	305,571
James P. McVeigh	81,500	150,000	231,500
Gillian Munson	6,250	150,000	156,250
Jeffrey F. Rayport	115,611	124,997	240,608
Roberto Tunioli	145,000	124,997	269,997

(1)	Compensation for Mr. Yates’ service as an employee is reflected in the “Summary Compensation Table” on page 43.
(2)	The “Fees Earned or Paid in Cash” column reports the amount of cash compensation earned in 2015 for service on the Board of Directors and each committee thereof. All such compensation consists of retainer fees for Board and committee service.
(3)	The amounts reported in the “Stock Awards” column consist of the grant date fair value of stock awards granted in 2015, calculated in accordance with FASB Accounting Standards Codification Topic 718, Stock Compensation (“ASC 718”). The fair value for all stock awards is calculated using the closing price of the Company’s common stock on the date of grant of the award. For additional information, see Note 2 to the Company’s consolidated financial statements included in the Company’s Form 10-K for the year ended December 31, 2015, as filed with the SEC on February 11, 2016.

As of December 31, 2015, the following numbers of shares were underlying outstanding unvested stock awards for the directors named in the above table: John Gaulding (52,273), Edmund P. Giambastiani, Jr. (52,273), James P. McVeigh (12,000), Gillian Munson (12,500), Jeffrey F. Rayport (52,273) and Roberto Tunioli (52,273).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This compensation discussion and analysis (“CD&A”) explains how the Company determines the compensation that is paid to our named executive officers (“NEOs”) and why it was paid. Our NEOs are our Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”), each individual who served as CFO at any time during 2015, each executive officer who was among our three other highest-compensated executive officers during 2015 and one former executive officer who would have been among our three other highest-compensated executive officers during 2015 but for the fact that she was not serving as an executive officer on the last day of 2015. As of December 31, 2015, these were: (a) Timothy T. Yates, CEO and Director; (b) Mark C. Stoever, President and Chief Operating Officer (“COO”); (c) Michael C. Miller, Executive Vice President, General Counsel and Secretary; (d) James M. Langrock, former Executive Vice President and CFO; (e) Michael B. McGuinness, former Senior Vice President, Chief Accounting Officer, Global Controller and former Executive Vice President and CFO; and (f) Lise Poulos, former Executive Vice President and Chief Administrative Officer, who retired from the Company effective May 1, 2015.

As discussed below, we engaged in an active program of shareholder outreach to learn the views of substantial shareholders in connection with the advisory votes on “say-on-pay.” In response to that input we have taken numerous steps to address shareholder concerns. As discussed in greater detail below, among other things:

•	we compressed the relationship and reduced the disparity between the compensation of the CEO and the other NEOs;

•	we constructed a revised peer group that bears a closer relationship to the Company’s current size;

•	we adopted a benchmark at the 50th percentile of our peer group, reflecting recent performance;

•	we extended and made more stringent the performance period necessary for stock price based equity awards to vest, reflecting the volatility of our shares; and

•	we altered the composition of the Compensation Committee to bring a fresh perspective to the consideration of compensation matters.

At the same time, the Compensation Committee and Board maintained the Company’s compensation philosophy’s objectives of attracting and retaining the most qualified available personnel, aligning their incentives with stockholder interests and balancing risk/reward incentives.

In addition to providing base salaries that compensate our employees for their efforts, we offer our NEOs the potential to earn incentive compensation that is designed to motivate our NEOs to successfully execute the Company’s strategic business plans and initiatives and to align the amounts that they can earn with the economic rewards to our stockholders. At the same time, we have designed these incentives to discourage excessive risk taking and to promote longevity of service to the Company. We seek to achieve these objectives in numerous ways, including the following:

•	A substantial portion of potential compensation is performance-based and/or at-risk. In establishing NEO compensation, the Compensation Committee seeks to ensure that a substantial portion of compensation (i) will only actually be earned if substantial performance targets are achieved, (ii) is at-risk in respect of declines in the value of our common stock and/or (iii) is forfeitable if the executive does not remain employed for a specified period of time. An example of this is our new equity-based long-term incentive plan, as more fully described below.

•	A substantial portion of our incentive-based compensation is paid in our common stock and is subject to our new equity ownership guidelines. Because the bulk of incentive payments is paid in our common stock and is subject to our equity ownership guidelines described on page 41, the value received by our CEO and the other NEOs, if earned, will rise or fall with the value of the shares held by our stockholders. We believe that this serves to align employee and stockholder interests.

•	The performance goals we have established are intended to further align the interests of our management with those of our stockholders. The performance goals we have established are tied to the achievement of metrics that we believe will result in increased stockholder value. The RSU awards granted in January 2015 to Messrs. Yates and Stoever were directly tied to increases in the price of our common stock and the achievement of Adjusted EBITDA margin targets. An RSU award granted in December 2015 to Mr. McGuinness was directly tied to increases in the price of our common stock.

•	In addition to performance goals, a substantial portion of our equity grants require continued service to the Company and stockholders. To actually earn performance-based incentives, in addition to the achievement of the performance targets, the NEO must continue to work for the Company during the performance period, and in many instances, for some time after the performance period ends, as is the case, for example, with the performance-based RSUs granted in January 2015 to Messrs. Yates and Stoever and in December 2015 to Mr. McGuinness, as described below in further detail on page 47. In addition to acting as an incentive for continued tenure, we believe that this element of award design acts to mitigate the incentive to take excessive risk.

•	Our NEOs’ total direct compensation is targeted at the 50th percentile of our new peer group. The Compensation Committee believes that performance that meets expectations should be aligned with median level pay in the market and that top quartile pay should be reserved for top quartile performance.

In making compensation decisions during 2015 and early 2016, the Compensation Committee and the Board of Directors took into account current market conditions, the Company’s interim results, the results of the Company’s “say-on-pay” proposal in 2015 and the shareholder feedback solicited through our shareholder outreach program. Despite the recognition by the Compensation Committee that our NEOs continued to be heavily engaged in the implementation of the long-term strategic business plan, as well as managing the Company for long-term growth, because minimum performance targets were not achieved, the Compensation Committee did not pay bonuses under the executive incentive plan for 2015, other than discretionary bonuses of $150,000 to each of Messrs. Miller and McGuinness in recognition of the need to maintain continuity and stability during periods of executive management transition and to provide financial incentive to the executives in the interim period during which the Company embarked on a dramatic change in pay strategy designed to substantially increase the linkage between pay and performance. Additionally, other than RSU awards granted to Mr. McGuinness in December 2015 in connection with his promotion to CFO and the RSU awards referred to above that were made to Messrs. Yates and Stoever in January 2015 in connection with their appointments as CEO and COO respectively, the Compensation Committee determined that it would not be appropriate to make additional equity awards to the NEOs in 2015, upon management’s recommendation.

This CD&A contains statements regarding certain performance targets and goals the Compensation Committee has used or may use to determine appropriate compensation. These targets and goals are disclosed in the limited context of the Company’s compensation program and should not be understood to be statements of management’s expectations or estimates of financial results or other guidance. The Company specifically cautions investors not to apply these statements to other contexts.

During 2015, our management continued its regular engagement program with significant stockholders to discuss their concerns and interests and to gather feedback, and increased its engagement efforts with these stockholders to solicit feedback they may have about our executive compensation practices. Our independent directors make themselves available to engage with significant stockholders as part of the Company’s ongoing stockholder outreach efforts. Additionally, the Compensation Committee obtains feedback, advice and recommendations on compensation best practices from its independent external compensation consultant, Aon

Hewitt Consultants (“Aon Hewitt”). These discussions were summarized and reported to the other members of the Board and were considered by the Compensation Committee in making compensation decisions.

Impact of the Results of the Stockholder Advisory Votes on Executive Compensation

At our annual meetings of stockholders held in June 2014 and June 2015, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, we held non-binding stockholder votes on the compensation of our NEOs, commonly referred to as “say-on-pay” votes. Less than half of our stockholders who voted on the “say-on-pay” proposals approved the compensation of our NEOs for 2014 and 2015. Although the advisory stockholder votes on executive compensation are non-binding, the Compensation Committee took the results of the stockholder votes into consideration when determining its approach to 2015 NEO compensation (as discussed above and below) and will consider the outcome of future “say-on-pay” votes when making compensation policies and decisions for the NEOs. The Company currently holds the “say-on-pay” vote on an annual basis in accordance with the preference expressed by our stockholders at our annual meeting of stockholders on June 7, 2011. The Company expects to hold our next “say-on-pay” vote at our annual meeting of stockholders in 2017.

In conjunction with the Company’s change in senior management structure in November 2014, the Compensation Committee and the Board made certain changes to NEO compensation and structure. The Company has separated the positions of Chairman of the Board, Chief Executive Officer and Chief Operating Officer. Accordingly, the compensation paid to the Chief Executive Officer has been reduced from the historical levels when those positions were combined. As a result of these changes, there has been a compression of the relationship of the Chief Executive Officer’s compensation with the compensation of the rest of senior management.

Additionally, in recognition of the volatility of the price of the Company’s common stock and to increase the rigor of the performance criteria, with respect to newly granted performance-based RSUs, the Compensation Committee has increased to thirty (30) consecutive trading days the number of days on which the share price must be achieved for vesting, when vesting is based on share price increases.

The Chief Executive Officer and Chief Operating Officer were specifically tasked with attaining an improvement in Adjusted EBITDA margins. The vesting of the Adjusted EBITDA-based performance equity awards granted to the Chief Executive Officer and Chief Operating Officer in January 2015 is dependent on the achievement of specified Adjusted EBITDA margin targets within prescribed time frames.

The Compensation Committee, in consultation with Aon Hewitt, established a new equity-based LTIP that provides for the grant of performance-based RSUs with multi-year performance periods. In addition, the Compensation Committee determined that future equity awards will include double-trigger change in control acceleration provisions rather than single-trigger change in control acceleration provisions.

Finally, the Compensation Committee, in consultation with Aon Hewitt, revised our peer group to be more industry- and size-appropriate and determined that our NEOs’ target direct pay would be benchmarked at the 50th percentile of the revised peer group rather than the 75th percentile.

The Compensation Committee believes that these actions, as well as its other compensation decisions and other actions in 2015, including the actions referred to under the section entitled “2015 Stockholder Outreach” and the section entitled “Actions Taken in Response to Stockholder Outreach” below, reflect appropriate consideration to the results of the Company’s advisory “say-on-pay” votes.

2015 Stockholder Outreach

During the beginning of 2015, members of Company management and the Compensation Committee engaged in conversations with many of the Company’s largest stockholders, representing over 50% of our outstanding common stock and including four of our top eight stockholders, to directly seek feedback and understand their concerns regarding the Company’s compensation programs and practices. In addition, we engaged in discussions with the research teams at Glass Lewis and Institutional Shareholder Services Inc. to better understand their concerns regarding our NEO compensation and related practices. Our Compensation Committee, as well as the full Board, considered feedback from stockholders leading up to the 2015 Annual Meeting of Stockholders as well as feedback received during the remainder of 2015. The Compensation Committee took the input and the results very seriously and the issues raised were immediately taken into consideration when making decisions with respect to our 2015 and 2016 NEO compensation. We believe that the compensation practices that have been initiated reflect the feedback that we received from stockholders and begin to address the sentiments expressed in recent “say-on-pay” votes. Furthermore, we believe that the structure of our new equity-based long-term incentive plan and the size of the compensation of our newly appointed CEO and COO reflect the fact that we have taken those concerns into account in setting our NEO compensation. The feedback that we have received following the change in management, while covering a wide range of issues in addition to compensation, has been positive.

Many of our stockholders have different methodologies and processes for evaluating compensation programs, thus some of the views expressed varied materially; however, a number of common themes emerged which we have addressed and will continue to address going forward, including:

•	A desire for more rigorous performance standards with respect to equity awards and performance metrics tied to business results. Some stockholders did not feel that the terms of the stock price performance targets used in equity awards previously awarded by the Company were rigorous enough, especially given the volatility of our stock. Additionally, other stockholders expressed a desire that the performance criteria for these equity awards should be more closely tied to results of the business, as opposed to the impact that near term results can have on the stock price.

•	The relationship of CEO pay to that of our other NEOs. Some stockholders expressed concern with how the compensation paid to our CEO compared to the compensation paid to our other NEOs.

•	Benchmarking our NEOs’ compensation at a percentile level less than the 75th percentile for essentially achievement of the Company’s target financial performance goals. A number of stockholders expressed concerns about our benchmarking our NEOs’ compensation at the 75th percentile of our peer group when our Company’s performance was not in the top quartile of the peer group.

•	The makeup of our peer group. Some stockholders expressed concerns about our choice of peer companies. For example, our Company’s performance (including stock price) has lagged behind that of our peer group and our relative size (as measured by revenues and market capitalization) compared to our peers has declined.

•	Our mix between long-term and short-term compensation. One shareholder wanted to better understand our breakdown between long-term and short-term compensation relative to fixed and “at risk” compensation.

•	Continued use of single trigger change in control accelerated vesting of equity awards. Some stockholders expressed concerns about our practice of providing for the accelerated vesting of equity awards on a change in control for NEOs whose employment is not terminated in connection with the change in control.

•	The comprehensiveness and transparency of our Compensation Discussion and Analysis disclosure. Some stockholders expressed a desire for an enhanced and clearer disclosure of the philosophy and decisions underlying our NEO compensation program.

•	The Company’s bylaws and stockholder access to the Company’s proxy statement for director nominations. A number of the Company’s stockholders expressed their support for “proxy access” bylaw amendments that provide qualified stockholders access to the Company’s proxy statement in order to nominate candidates for membership on the Company’s Board.

Actions Taken in Response to Stockholder Outreach

The Compensation Committee and Board reviewed and considered our stockholders’ feedback as part of their comprehensive evaluation and subsequent adoption of a more performance-based compensation program for our NEOs. The Compensation Committee approved the following changes, many of which are directly responsive to the feedback we received from our stockholders. Further detail on the changes is provided following the timeline below:

November 2014 to May 2015	June 2015 to December 2015	January 2016 to March 2016

Separated Chairman and CEO Roles and Decreased CEO Compensation	Designed New Equity-Based Long- Term Incentive Plan (“LTIP”)	Implemented Double-Trigger Change in Control Acceleration of Equity Awards

Substantially Reduced Disparity Between CEO Compensation and Other NEO Compensation	Revised Peer Group	Revised Monster Worldwide, Inc. Executive Incentive Program (“EIP”)

Restructured Form of Stock Price Performance Equity Awards	Developed New Benchmarking Philosophy	Implemented New Equity-Based LTIP

Established Business Performance Targets in Equity Awards	Further Changed Composition of Compensation Committee and Board	Adopted Proxy Access Bylaw Amendment

Changed Composition of Compensation Committee	Did Not Issue Broad-based Equity Awards in 2015	Increased Board Responsiveness to Stockholders

Increased Board Responsiveness to Stockholders	Increased Board Responsiveness to Stockholders

•	New Equity-Based Long-Term Incentive Plan (“LTIP”). During the latter half of 2015, the Compensation Committee, in consultation with Aon Hewitt, designed a new equity-based LTIP that focuses on shares that are contingent on business performance over multi-year performance periods, as described in further detail on pages 31-32. The LTIP was implemented in March 2016. The Compensation Committee believes that the design of the LTIP appropriately incentivizes the Company’s senior management to achieve longer term success for the benefit of the Company’s shareholders.

•	Revised Peer Group. The Compensation Committee, in consultation with Aon Hewitt, established a revised peer group that was more industry- and size-appropriate than our prior peer group, as described below in further detail on page 32 and page 34. Our revised peer group more closely reflects the Company’s current market capitalization.

•	New Benchmarking Philosophy. We shifted to a focus on our NEOs’ total direct compensation and targeting the 50th percentile of our revised peer group.

•

Separation of Chairman and CEO Roles and Related Decrease in CEO Compensation, and Substantial Compression Between CEO Compensation and Other NEO Compensation. In conjunction with the Company’s change in senior management structure in late 2014, the Compensation Committee and the Board separated the positions of Chairman of the Board, CEO and COO. In conjunction with appointing a new CEO, the compensation level for that position has been reduced significantly compared to historical levels, reflecting the separation of the positions of

Chairman and CEO, the creation of the position of COO and stockholder feedback. As a result, there has been substantial compression between the level of CEO compensation and the level of compensation of the rest of the named executive officers. The Compensation Committee also believes that the new compensation level brings CEO compensation more in line with comparable positions at comparable companies.

•	Movement away from Single Trigger Change in Control Acceleration of Equity Awards. The Compensation Committee has determined that beginning in March 2016, all future equity awards will provide for double-trigger accelerated vesting of equity awards in connection with a change in control rather than single trigger accelerated vesting. Messrs. Yates, Stoever and Miller, whose employment agreements stipulate single trigger accelerated vesting upon consummation of a change in control, have agreed that for all equity awards granted on or after March 16, 2016, double-trigger accelerated vesting will apply.

•	Revised Monster Worldwide, Inc. Executive Incentive Program (“EIP”). Our revised EIP has been refocused to deliver stronger “pay-for-performance” alignment, as described below in further detail on page 30.

•	Change in Composition of our Compensation Committee and Improved Board Diversity. John Gaulding has been appointed to the Compensation Committee as its Chairman, effective May 28, 2015. Mr. Gaulding brings an additional perspective to the Compensation Committee at a time when the Company’s compensation practices are continuing to be reshaped in response to stockholder feedback and following significant management changes. In addition, the Board appointed James P. McVeigh to the Compensation Committee, effective June 9, 2015. These new appointments resulted in a change in two thirds of the Compensation Committee. As a result of the change in composition and the appointment of a new Chair, the Compensation Committee was able to take a fresh look at compensation practices with a view to continuing the significant changes already made, while taking into account stockholder feedback that we have compiled thus far and that will continue to be solicited on an ongoing basis. Finally, effective December 8, 2015, Gillian Munson was appointed to the Board, a further demonstration of the Board’s commitment to recruiting members of the Board with new perspectives and diversity of experience.

•	Increased Board responsiveness to our institutional shareholders. Many stockholders emphasized the importance of disclosure regarding stockholder outreach and the changes made in response to the feedback received from stockholders. We are committed to clear disclosure of our shareholder outreach program.

•	Restructuring of Stock Price Performance Equity Awards. In recognition of the volatility of the price of the Company’s common stock and to increase the rigor of the performance criteria, with respect to newly granted performance-based RSUs, the Compensation Committee doubled the number of consecutive trading days during which the higher share price target must be achieved for vesting when vesting is based on share price appreciation. Specifically, the original requirement of fifteen (15) trading days in any 30 day trading period was increased to thirty (30) consecutive trading days, thereby decreasing vesting that can result from short term spikes in the stock price.

•	Establishment of Business Performance Targets in Equity Awards. The CEO and COO were specifically tasked with attaining an improvement in Adjusted EBITDA margins. The vesting of the Adjusted EBITDA-based performance equity awards granted to the CEO and COO is dependent on the achievement of specified Adjusted EBITDA margin targets within prescribed time frames, aligning compensation to operational performance and goals. In addition, the new performance contingent shares under the new LTIP will only vest upon achievement of the longer term revenue growth and Cash EBITDA levels approved by the Compensation Committee. The first grants of performance contingent shares under the LTIP were made in March 2016 to the CEO and the other NEOs, as described in more detail on pages 31-32.

•	No Broad-based Equity Awards in 2015. In recognition of the concerns expressed by a number of our stockholders over the amounts and size of awards previously granted, no broad-based equity awards were granted in 2015. We do not believe that the RSU awards made to Messrs. Yates, Stoever and McGuinness in connection with their appointments as CEO, COO and CFO, respectively, constitute broad-based equity awards.

•	Adoption of a Proxy Access Bylaw Amendment. On March 16, 2016, the Board amended the Company’s bylaws to implement proxy access. The bylaws now permit a stockholder, or a group of up to 20 stockholders, owning 3% or more of the Company’s outstanding common stock for at least three years, to nominate and include in the Company’s proxy materials director nominees constituting up to two individuals or 25% of the members of the Board then in office (whichever is greater), subject to compliance with the procedural, eligibility and other requirements contained in the bylaws. The proxy access provision applies to annual meetings of stockholders held on or after January 1, 2017.

The Compensation Committee and the Board believe that these actions, as well as its other compensation decisions in 2015 reflect appropriate consideration to the results of the Company’s recent advisory “say-on-pay” votes and the stockholder feedback solicited in connection therewith. In addition to specific outreach on the topic of compensation, the Company continued to elicit feedback throughout the year during the course of its regular engagement with stockholders and those comments were relayed to the Compensation Committee as it continued to review the executive compensation program and refine it.

Executive Summary

The Company’s executive compensation program is designed to attract, retain and motivate senior executives who will promote both the near-term and long-term interests of our three most important constituents – our stockholders, our employees and our customers – while simultaneously discouraging excessive risk-taking. The Company seeks to achieve these results through an appropriate mix of base salary, annual bonus opportunities and long-term equity incentive awards, a substantial portion of which is related to the attainment of financial, operational and/or strategic goals (both quantitative and qualitative). In determining the appropriate mix of NEO compensation, the Compensation Committee seeks to ensure that a significant portion of NEO compensation is performance-based and/or “at risk” (i.e., the amount of such compensation will decrease if the value of the Company decreases and/or such compensation will be forfeited if the specified performance goals are not achieved and/or the NEOs do not remain employed by the Company over a specified vesting period).

Performance-based compensation is designed to reward the NEOs for achievement of specified individual and Company performance goals that support the Company’s business plan and/or financial performance and is provided in the form of equity awards and annual bonus opportunities. “At-risk” compensation is designed to directly link the value of a significant portion of the NEOs’ total compensation to the long-term value of the Company and is primarily provided through grants of restricted stock or RSUs that vest in equal installments over a period of years or based on the Company’s achievement of specified performance goals, and/or that are designed to motivate the NEOs to achieve positive long-term results (e.g., the Stock Price RSUs and Adjusted EBITDA Margin RSUs for Messrs. Yates and Stoever) and increased stockholder wealth while ensuring that they share with our stockholders the consequences of any declines in our stock price. This aspect of our compensation philosophy is supported by our equity ownership guidelines (see page 41). Going forward, equity-based compensation awards will be granted pursuant to our new equity-based LTIP, as described below.

Compensation Governance Practices and Philosophy

The following items reflect the Company’s general approach to executive compensation, including its strong emphasis on pay-for-performance and “at-risk” compensation:

•	Our NEOs’ compensation fluctuated in correlation with our stock price for the three year period ending on December 31, 2015.

•	A substantial percentage of the NEOs’ total compensation is “at-risk” and/or based on the achievement of meaningful performance goals and is forfeited if those goals are not achieved.

•	The Compensation Committee’s policy against awarding tax gross-up payments to executives in connection with taxable benefits that are not made available to employees generally.

•	The new requirement that senior vice presidents and above, including all of the NEOs, own a minimum specified number of shares of the Company’s common stock. See a description of our new equity ownership guidelines on page 41.

•	The Compensation Committee’s ability to exercise negative discretion to reduce bonuses payable to a participant in the EIP for any reason.

•	The Compensation Committee’s policy against entering into new employment contracts or materially amending existing employment contracts that provide gross-up payments for excise taxes payable on a change in control, except where necessary to recruit a new executive, in which case the gross-up provision would be limited to payments triggered by both a change in control and termination of employment and would be subject to a three-year sunset provision.

•	The decision not to maintain a supplemental executive retirement plan or other excess pension benefit plan for the Company’s senior executives.

•	The Company’s ability to claw back bonus and other incentive compensation paid to the NEOs, including any equity awards and any severance pay determined by reference to such bonus or incentive compensation, in each case, in accordance with the Company’s then existing clawback policy and/or applicable employment agreements.

•	The adoption of an anti-hedging and anti-pledging policy. For more information on this policy, see “Anti-Hedging and Anti-Pledging Policy” on page 62.

Independent Compensation Committee Consultants

Aon Hewitt reports to, and receives its direction from, the Compensation Committee, and a representative of Aon Hewitt attends each meeting of the Compensation Committee where NEO compensation is discussed. Aon Hewitt provides the Compensation Committee with third-party survey information used in setting short- and long-term compensation levels, perspective on emerging compensation issues and trends, and expertise in incentive compensation structure, terms, and design. Aon Hewitt also provides such services to the Corporate Governance and Nominating Committee for its recommendations to the Board regarding non-employee director compensation. Fees for executive compensation work performed in 2015 for the Compensation Committee totaled approximately $627,323. The total fees paid for executive compensation services amounts to less than 0.006% of Aon plc’s consolidated annual revenue. In addition to executive compensation consulting services to the Compensation Committee, Aon provides Monster Worldwide with other services, generating approximately $655,150 in revenue for 2015. Total revenue from both executive compensation advisory services and other services provided to Monster amount to approximately $1.28 million or about 0.012% of Aon plc’s total revenues for 2015.

In reviewing Aon Hewitt’s performance in 2014 and considering its continued engagement for 2015, the Compensation Committee evaluated Aon Hewitt’s independence from Company management and any conflicts of interest. The Compensation Committee considered Aon Hewitt’s provision of other services to the Company, the fees paid by the Company to Aon Hewitt as a percentage of the firm’s total revenue, Aon Hewitt’s policies and procedures to prevent conflicts of interest, and the confirmation by Aon Hewitt that it and its representatives have no business or personal relationship with any member of the Compensation Committee, do not own any stock of the Company, and have no business or personal relationship with any executive officer of the Company. The Compensation Committee concluded that Aon Hewitt is independent of the Compensation Committee and of Company management and has no conflicts of interest in its performance of services to the Compensation Committee.

In 2015, the Compensation Committee consulted with Aon Hewitt regarding our new equity-based long-term incentive plan, and the equity awards granted to Messrs. Yates, Stoever and McGuinness in connection with their appointments to CEO, COO and CFO, respectively. The Compensation Committee’s decisions in 2015 were based, in part, upon the recommendations and counsel of Aon Hewitt. The Compensation Committee also consulted, and plans to continue to consult, with Aon Hewitt in establishing NEO compensation for 2016.

2015 Changes to Our Compensation Program and Philosophy

In 2015, the Company engaged in a significant overhaul of its executive compensation program and philosophy. In doing so, the Company performed a complete review of its compensation practices. We assessed our pay alignment with that of the market by reviewing our peer group and target and realized pay. This assessment resulted in the Company developing a more appropriate peer group and recognizing that while target pay was above market practices, realized pay was actually below the market. This 2015 assessment process allowed us to define new guiding principles for our executive officer compensation which will align pay competitiveness with Company performance outcomes.

Guiding Principles

The Company’s new compensation program and philosophy has guiding principles to ensure that the Company remains focused on, and delivers only, “pay-for-performance”. In this regard, our peer group has been reconstituted to reflect appropriate industry sectors and peers with comparable revenue. Our new peer group will be reviewed and assessed on an annual basis and appropriate additions and/or deletions will be made to the peer group going forward. The Company will focus on total direct compensation that is based on our financial position relative to our new peer group.

Our new compensation philosophy also moves away from single trigger equity vesting acceleration and will impose “double” trigger vesting on all new equity awards, i.e., vesting will only accelerate if there is a qualified termination event that follows any change-in-control of the Company. In addition, we will endeavor to align the pay of our CEO to reduce pay disparities with our other NEOs. This reflects current best practices in moving toward smaller pay gaps between the CEO and other senior executives.

In connection with the above changes, we have reviewed and modified the EIP, our annual cash executive incentive program, to require, among other things, “distinguished” performance for a full bonus payout. Our revised EIP is more fully described below.

We have also developed an equity-based LTIP that provides enhanced awards only when distinguished performance is achieved and limits payouts when desired performance is not achieved. This LTIP includes an interim award for 2016 and 2017 to address the lack of any recent long-term incentive awards. Our new equity-based LTIP is more fully described below.

The Compensation Committee is authorized to retain outside independent compensation consultants to provide information and advice concerning compensation. The Compensation Committee engaged Aon Hewitt at the beginning of November 2014 to serve as its independent adviser. The role of the independent compensation consultant is to provide advice to the Compensation Committee to assist it in fulfilling its responsibilities under its charter.

Alignment of Pay and Performance

We believe that these fundamental changes to our executive compensation program provide executive compensation that is based on solid market practices and organizational performance and, thus, drives the executive behaviors and financial performance results desired by the Company and which will yield increased value to our shareholders. We believe that our changed approach delivers executive compensation opportunities that are appropriate and aligned with relevant market practices and is based on and managed under principles of pay-for-performance. A key feature is our new alignment of our executive compensation with the median total direct compensation paid in the relevant marketplace for expected Company financial performance, and as adjusted, in certain instances, for qualitative and/or quantitative individual performance.

In summary, the Company has created a pay strategy that employs performance orientation, pay positioning and pay for performance linkage as its key design drivers. Our revised pay strategy (i) reinforces a strong pay for performance ethic, emphasizing both individual contributions and achievement of sustained revenue growth and profitability, (ii) utilizes market total direct compensation levels as an important factor in determining the total reward opportunities for senior executives, rather than focusing on pay component by pay component competitiveness and ranking, and (iii) aligns pay competitiveness outcomes with our financial performance results (for example, mid-market performance outcomes will only produce mid-market pay level outcomes), and reward opportunities will be sensitive to desired long-term versus short-term focus.

Finally, the pay positioning framework of our new pay strategy, philosophy and approach supports and reflects our goal of targeting a specified market pay level that is based on a commensurate level of financial performance. For performance levels that meet expectations, total direct compensation will be targeted at the 50th percentile of the peer group. For performance that exceeds or falls short of expectations, compensation levels can range from above or below median levels, respectively.

Summary of Significant 2015 Compensation Matters

The following is a list of significant decisions affecting the compensation of our NEOs during 2015 and the factors informing these decisions. Each of these items is discussed in greater detail in this CD&A.

•	Base Salaries. Other than the increase to Mr. McGuinness’ base salary from $350,000 to $400,000 in connection with his promotion to CFO in November 2015, there were no adjustments to NEO base salaries in 2015.

In determining the base salaries for our NEOs, the Compensation Committee considers, among other things: (1) data provided by the Compensation Committee’s independent compensation consultant, Aon Hewitt, about the Company’s peer group and other similarly situated technology companies contained in a Radford Technology Survey, (2) the efforts required in the ongoing implementation of our business plan, (3) the results of stockholder outreach by management and the Board, (4) the recommendations of Aon Hewitt, and (5) the results of the Company’s “say-on-pay” proposals. The Compensation Committee believes that our NEOs’ base salaries are consistent with the Company’s compensation philosophy, provide a meaningful incentive and demonstrate the Compensation Committee’s responsiveness to the results of the Company’s “say-on-pay” proposals and the stockholder outreach program engaged in by the Company on compensation issues.

•

Revised EIP. No bonuses were paid to our NEOs under the EIP for 2015 because the applicable performance thresholds were not achieved. In addition, our EIP has also been revised to deliver stronger “pay-for-performance” alignment. The revised EIP provides for performance category weightings, i.e., revenue growth and Cash EBITDA levels, and establishes performance ranges, i.e., acceptable performance to distinguished performance. No revised EIP payouts will be made if acceptable performance is not achieved under at least one of the revenue or Cash EBITDA performance categories. For revenue and Cash EBITDA performance between performance ranges, payouts will be determined using linear interpolation. Under the revised EIP, revenue growth means constant currency revenue growth and Cash EBITDA means the Company’s consolidated operating income, excluding depreciation, amortization, and stock-based compensation expenses. Revenue and Cash EBITDA goals may be adjusted for any one-time items including one-time litigation expenses and gains/losses attributable to acquisitions and dispositions. All adjustments are subject to the review and approval of our Compensation Committee. Finally, under the revised EIP, individual awards may be increased or decreased based on supervising manager or Compensation Committee discretion to reflect a qualitative or quantitative review of individual performance for the EIP plan year. Any increases to individual awards cannot exceed 200% of the individual’s target award, and the total amount payable under the EIP cannot exceed the amount accrued based on revenue and Cash EBITDA performance, thereby ensuring that individual adjustments do not result in an aggregate amount payable that exceeds what has been earned based on Company financial performance.

•	Discretionary Bonuses. Discretionary bonuses were paid to each of Messrs. Miller and McGuinness in the amount of $150,000. These bonuses were paid in recognition of the need to maintain continuity and stability during periods of executive management transition and to provide financial incentive to the executives in the interim period during which the Company embarked on a dramatic change in pay strategy designed to substantially increase the linkage between pay and performance.

•	New LTIP. In the latter half of 2015, upon the recommendation of Aon Hewitt and with Aon Hewitt’s assistance, we designed a new performance contingent equity-based LTIP, which was implemented in March 2016. The LTIP is designed to emphasize a consistent focus on the Company’s long-term performance through the use of annual performance-based equity awards. The LTIP utilizes three-year performance cycles and annual average revenue growth and cumulative Cash EBITDA goals as the performance metrics. For the 2016 LTIP cycle, LTIP participants can earn between 0% (for performance below threshold) and 200% (for maximum performance) of their individual award, on a complete three year cycle basis, if specified three year average annual revenue growth and cumulative Cash EBITDA levels are achieved and, only for the 2016 LTIP cycle, awards can also be earned on an interim one- and two-year basis if specified interim year performance levels are achieved at specified threshold or target levels. The interim award opportunities for the 2016 LTIP cycle are intended to drive an enhanced focus on key performance achievements over these three years while also building sufficient retentive value, given that regular long-term incentive awards have not been made in recent years. The ultimate number of shares issued with respect to achievement of 2016-2018 performance targets will be reduced by the number of shares earned in connection with 2016 and 2017 interim performance. For achievement between performance levels, payouts are determined through linear interpolation. Maximum level (200%) awards are only earned at the end of the three year LTIP award cycle. Please see the following example for an award made in 2016 under the LTIP with a target award of 60,000 shares of the Company’s common stock.

	Shares Available to be Earned
Year	Minimum	Target	Maximum
2016	—	20,000	20,000
2017	—	20,000	20,000
2018	—	60,000 less those earned in 2016 and 2017	120,000 less those earned in 2016 and 2017

The LTIP supports the Company’s focus on resetting its profit and growth business model and the Company’s emphasis on fundamental building blocks (revenue and Cash EBITDA growth) critical to sustained shareholder value creation. Annual revenue growth for a stated year means the percentage growth in the Company’s consolidated revenue for such year as compared to the prior year, determined on a constant currency basis. Cash EBITDA means the Company’s consolidated operating income, excluding depreciation, amortization and stock-based compensation expenses. The LTIP’s cumulative Cash EBITDA goals measure and reflect sustained, multi-year Cash EBITDA success. The average annual revenue growth goals link a significant portion of the LTIP award to top-line revenue expansion. The interim year award earning opportunities drive key performance achievement during a transformational time in the Company’s life cycle and the annual grant feature creates a continuing focus on performance achievement.

Beginning in 2017, awards under the LTIP will not have interim achievement opportunities and will only be issued upon achievement of performance metrics at the end of the three-year performance period (e.g., shares earned under the 2017 LTIP cycle will only be issued in 2020 upon achievement of the performance goals for the three-year period ending December 31, 2019). The Compensation Committee determined that it was appropriate to offer interim achievement opportunities in the 2016 LTIP cycle in recognition of the dramatic change in pay strategy that the new LTIP represents. Further, the Compensation Committee has approved this design to reinforce the importance of achieving sustainable improvements in growth and profits. See the illustration below.

LTIP Grants	2016	2017	2018	2019	2020	2021	2022

Grant One (2016)		Year One Interim Vesting	Year Two Interim Vesting	Grant One Final Payout

Grant Two (2017)					Grant Two Payout

Grant Three (2018)						Grant Three Payout

Grant Four (2019)							Grant Four Payout

Finally, the LTIP is denoted in shares to better align equity incentive pay with actual shareholder returns and value creation.

On March 16, 2016, the Compensation Committee approved the first round of performance contingent share awards under the new LTIP. The 2016 target award amounts for Messrs. Yates, Stoever and Miller were 374,732 shares, 321,199 shares and 107,066 shares, respectively, which will only be issued upon the achievement of the performance metrics under the LTIP, with interim achievement opportunities at the end of 2016 and 2017, as described in the illustration above. The values of these awards will be disclosed in the compensation tables accompanying the Compensation Discussion & Analysis portion of the Company’s 2017 Proxy Statement.

•	Double Trigger Vesting Policy. Beginning in March 2016, all new equity awards, including those under the LTIP, will have double trigger change in control acceleration rather than single trigger acceleration.

•	New Peer Group Construction and Benchmarking. Consistent with stockholder input about the relationship between benchmarking and our overall share performance, our NEOs’ total direct compensation will be targeted at the 50th percentile of our new peer group, which was revised to be more closely aligned with our market capitalization, as more fully described immediately below.

Changes to Peer Group and Informal Benchmarking at 50th Percentile

The Company operates in a highly competitive environment for talent, and recognizes that its overall compensation must also be competitive to enable it to attract and retain the best talent critical to the execution of the Company’s strategic plan and driving the business forward. While no formal rule was set, in recent years the Compensation Committee has adhered to the belief that compensation for the Company’s executive officers should be generally in the range of the 75th percentile of total compensation, as compared to its peer group of companies. However, the Compensation Committee considers many other factors in deciding the compensation of our executive officers, including competitive requirements, broader market best practices, and the business judgment of its members after considering the recommendations of compensation consultants for context both competitively within our peer group as well as the market at large.

In response to stockholder feedback regarding the size of the companies in our peer group and the use of the 75th percentile as the general target for executive compensation, the Compensation Committee engaged in a comprehensive review of its informal benchmarking practices, together with its compensation consultant Aon Hewitt. Accordingly, in July 2015, the Compensation Committee adopted a new peer group of companies whose market capitalizations, revenues and industries more closely resemble those of the Company. Additionally, the Compensation Committee shifted to a focus on total direct compensation targeting the 50th percentile of relevant market practices.

2015 Compensation Considerations and Determinations

In determining the compensation of our NEOs for 2015, the Compensation Committee considered:

•	The realities of the current economic environment and the goals that the Company desired to achieve in such environment, such as focusing on core markets and taking aggressive steps to strengthen the Company’s business through the execution of our business plan.

•	The Company’s near-term financial results.

•	The results of the Company’s “say-on-pay” proposal in 2015 and stockholder outreach in 2015.

The Compensation Committee also considered the highly competitive nature of the Company’s industry, compensation data about the Company’s peer group and other similarly situated technology companies provided by the Compensation Committee’s independent compensation consultant, Aon Hewitt, and the need to attract, retain and motivate a team of highly qualified and dedicated senior executives who are critical to the long-term success of the Company. Nevertheless, after taking all of these factors into account, the Compensation Committee determined that there would be no cash incentive compensation paid for 2015, other than discretionary bonuses of $150,000 to each of Messrs. Miller and McGuinness in recognition of the need to maintain continuity and stability during periods of executive management transition and to provide financial incentive to the executives in the interim period during which the Company embarked on a dramatic change in pay strategy designed to substantially increase the linkage between pay and performance.

In connection with their appointments to the roles of CEO and COO, respectively, the Compensation Committee approved performance-based RSUs to Messrs. Yates and Stoever in January 2015. 250,000 performance-based RSUs in the case of Mr. Yates and 100,000 performance-based RSUs in the case of Stoever will vest in four tranches based on the achievement and maintenance for 30 consecutive trading days of specified stock price targets prior to January 7, 2018 (“Stock Price RSUs”). The performance targets for the Stock Price RSUs were based upon the achievement of specified stock prices, with a stock price target for the first tranche of $5.75 (or 26% over the $4.55 closing price of the Company’s stock on the date of grant) and with stock price targets for the following three tranches of $6.75, $7.75 and $8.75, respectively. The tranches will vest one year following the date on which the applicable stock price target is achieved for a period of 30 consecutive trading days prior to January 7, 2018. The Compensation Committee set the stock price targets at levels that would challenge the executives and only vest if substantial value is delivered to our stockholders. To illustrate the rigor of these stock price targets, the Company’s stock price would have to be more than 126% of its price on the grant date for the first tranche to vest; more than 148% of its price on the grant date for the second tranche to vest; more than 170% of its price on the grant date for the third tranche to vest; and more than 192% of its price on the grant date for the fourth tranche to vest.

Additionally, in connection with their appointments, the Compensation Committee also approved the grant of an additional 250,000 performance-based RSUs to Mr. Yates and 100,000 performance-based RSUs to Mr. Stoever with the vesting of such performance-based RSUs contingent upon the attainment of Adjusted EBITDA margin targets established by the Board (“Adjusted EBITDA Margin RSUs”). The Adjusted EBITDA Margin RSUs can vest in 62,500 RSU increments in the case of Mr. Yates and 25,000 RSU increments in the case of Mr. Stoever on the first anniversary of the achievement of quarterly Adjusted EBITDA margin targets for any calendar quarter starting with the second quarter of 2015 through the second quarter of 2016, subject to continued employment through such first anniversary. The quarterly Adjusted EBITDA margin targets are 15% for the second quarter of 2015, 17% for the third quarter of 2015, 19% for the fourth quarter of 2015, 23% for the first quarter of 2016 and 30% for the second quarter of 2016. The quarterly targets for the second and third quarters of 2015 were attained. In addition, any remaining unvested RSUs will vest on the first anniversary of the achievement of a quarterly Adjusted EBITDA margin target of at least 30% for two successive quarters beginning on or after April 1, 2016 and ending on or before June 30, 2017, subject to continued employment through such first anniversary. Any unvested RSUs will expire on July 1, 2017 if the applicable Adjusted EBIDTA margin targets have not been achieved prior to that date.

In connection with his promotion to CFO, the Compensation Committee approved the grant of 50,000 performance-based RSUs and 50,000 time-based RSUs to Mr. McGuinness on December 8, 2015. The performance-based RSUs were to vest, subject to Mr. McGuinness’ continued employment through the first anniversary of the achievement of the applicable performance goals, in three tranches based on the achievement and maintenance for 30 consecutive trading days of specified stock price targets prior to December 8, 2018. The stock price targets for each of the three tranches were $7.50, $8.125 and $8.50 respectively. The time-based RSUs were to vest 25% per year over a period of four years, subject to Mr. McGuinness’ continued employment. In connection with the termination of his employment on February 19, 2016, Mr. McGuinness forfeited both of these awards in their entirety.

The Compensation Committee views the awards to Messrs. Yates and Stoever as entirely performance-based and in the best interests of the Company’s stockholders as they are designed to only compensate Messrs. Yates and Stoever in the event of significant stock price appreciation and/or long-term improvement in the financial results of the Company. The terms of the awards were determined after discussion with Aon Hewitt, taking into consideration the results of the Company’s “say-on-pay” proposals and ongoing discussions with respect to compensation issues with a variety of the Company’s stockholders.

The Company’s Peer Group

We recognize that the Company is in a unique business and that no group of companies are exactly in our position. As a result, our peer group is comprised of publicly-held companies that are similar to us in several key ways. For example, our peer group typically includes companies that provide services over the internet, are comparable in size to us, and connect both “buyers” and “sellers” of goods or services, despite their not being in employment related businesses. Although the Compensation Committee considers peer group data when making executive compensation decisions, the Compensation Committee does not engage in strictly aligning NEO pay to set benchmarks. Instead, the Compensation Committee considers many factors in deciding the compensation of our executive officers, including the recommendations of compensation consultants, broader market practices and the business judgment of its members, as well as the results of the compensation benchmarking exercise. In 2015, the Compensation Committee conducted a full review of the Company’s peer group and, upon the recommendation of Aon Hewitt, the Compensation Committee approved the following peer group:

•	IAC/InterActiveCorp

•	LinkedIn Corporation

•	Earthlink Holdings Corp.

•	Informatica Corporation

•	VeriSign, Inc.

•	Shutterfly, Inc.

•	Pandora Media, Inc.

•	Dealertrack Technologies, Inc.

•	j2 Global, Inc.

•	Pegasystems Inc.

•	Blucora, Inc.

•	WebMD Health Corp.

•	NetSuite, Inc.

•	Web.com Group, Inc.

•	Constant Contact, Inc.

•	DHI Group, Inc.

Primary Elements of Executive Compensation

There are three primary elements of our executive compensation program for NEOs:

•	base salary;

•	annual bonus opportunity; and

•	equity awards.

The following is a discussion of these primary elements of our compensation program for NEOs.

•	Base Salary

When determining the appropriate level of base salary for the applicable NEO, the Compensation Committee typically seeks to set base salary at a level that ensures such NEO is being compensated at a reasonable and equitable level, and as necessary to motivate and retain such NEO. Among the factors considered by the Compensation Committee in setting base salary are the NEO’s prior experience, employment and compensation (whether with the Company or another entity) and competitive compensation packages in the marketplace generally and among the peer group companies listed above.

•	Annual Bonus Opportunity

The Company uses annual bonuses to reward executive officers for their service to the Company. The Compensation Committee sets targets or goals for the year in which performance is measured; targets and goals are established each year to ensure that they reflect the business strategy and motivate our senior executives to execute successfully on that strategy.

In 2015, the Compensation Committee established a performance-based annual bonus compensation plan that called for annual bonuses to be paid under the EIP to NEOs and certain other officers based upon 2015 Consolidated Net Revenue and 2015 Consolidated EBITDA (the “2015 Performance Plan”). Because the performance thresholds established under the 2015 Performance Plan were not achieved, the Company did not pay any bonuses to the NEOs under the EIP.

For purposes of the 2015 Performance Plan:

•	“2015 Consolidated Net Revenue” means the Company’s consolidated revenue for the year ending December 31, 2015, based on the Company’s 2015 audited financial statements, but excluding (1) any changes in accounting principles from those in effect on January 1, 2015, (2) the effect of acquisitions or divestitures consummated on or after January 1, 2015 and (3) the effect of operations that are treated as discontinued operations in the Company’s 2015 audited financial statements; and

•	“2015 Consolidated EBITDA” means the Company’s consolidated EBITDA (earnings before interest, tax, depreciation and amortization) for the year ending December 31, 2015, based on the Company’s

2015 audited financial statements, but excluding (1) any changes in accounting principles from those in effect on January 1, 2015, (2) the effect of acquisitions or divestitures consummated on or after January 1, 2015 and (3) the effect of operations that are treated as discontinued operations in the Company’s 2015 audited financial statements.

Under the 2015 Performance Plan, 50% of each NEO’s target bonus opportunity was based on each of 2015 Consolidated Net Revenue and 2015 Consolidated EBITDA. Performance goals were changed from net bookings and operating income to improve alignment between employee short-term performance goals and the Company’s strategic shift as well as our commitment to stockholders to focus on these metrics.

The financial performance targets for the 2015 Performance Plan were as follows:

Financial Metric	Threshold ($)	Target ($)	Maximum ($)
2015 Consolidated Net Revenue	766,000,000	796,000,000	828,200,000

2015 Consolidated EBITDA	152,000,000	179,000,000	207,000,000

In establishing these performance targets, the Compensation Committee sought to establish targets that were both meaningful and achievable and reflect the Company’s business plan. The Compensation Committee believes that this balance is important, as performance targets must be set at levels that are attainable in order to be able to motivate employees, but must also be set at levels that reward only acceptable corporate performance. The target and maximum performance-based award opportunities under the 2015 Performance Plan for the NEOs are provided below.

	Target Award		Maximum Award
Name	Satisfactory Performance ($)	Exceptional Performance ($)	Satisfactory Performance ($)	Exceptional Performance ($)
Timothy T. Yates	750,000	1,500,000	1,125,000	2,250,000

Mark C. Stoever	550,000	1,100,000	825,000	1,650,000

Michael C. Miller	425,000	850,000	637,500	1,275,000

James M. Langrock	450,000	900,000	675,000	1,350,000

Michael B. McGuinness	262,500	525,000	393,750	787,500

Lise Poulos	450,000	900,000	675,000	1,350,000

Based on the Company’s 2015 financial results, each of 2015 Consolidated Net Revenue and 2015 Consolidated EBITDA fell short of the threshold performance target for such metric and, as noted above, no bonuses were paid to the NEOs under the 2015 Performance Plan. This also underscores the Company’s and the Compensation Committee’s commitment to pay-for-performance.

Although no bonuses were payable to the NEOs under the 2015 Performance Plan, the Compensation Committee determined that discretionary bonuses in the amount of $150,000 would be paid to each of Messrs. Miller and McGuinness in recognition of the need to maintain continuity and stability during periods of executive management transition and to provide financial incentive to the executives in the interim period during which the Company embarked on a dramatic change in pay strategy designed to substantially increase the linkage between pay and performance.

•	Equity Awards

2015 Equity Award Grants

The Compensation Committee, in consultation with Aon Hewitt and management, evaluates the Company’s compensation practices on a regular basis and considers, as part of such evaluation, the appropriate form of equity compensation awards for NEOs. For a description of the equity awards granted to Messrs. Yates, Stoever and McGuinness during 2015 in connection with their appointments as CEO, COO and CFO, respectively, please see the section above entitled “2015 Compensation Considerations and Determinations.” As a result of the Company’s ongoing review of executive compensation practices and the design and implementation of the new equity-based LTIP, the Compensation Committee did not authorize grants under the Company’s annual equity award program in 2015.

The Company and the Compensation Committee believe that issuing full value awards such as RSUs, restricted stock and the new performance contingent share awards under the LTIP with substantial performance-based and/or time-based vesting components, in conjunction with our new equity ownership guidelines, not only encourages retention of key employees during the vesting period, but also aligns the goals of the NEOs with the Company’s long-term goals. The Company further believes that because the value of equity awards increases and decreases with the value of our shares, such awards are inherently “at-risk” and, therefore, with respect to a significant portion of NEO compensation, the NEOs’ interests are aligned with the interests of our stockholders.

In establishing the number of restricted or performance contingent shares or units to award to executive officers each year as part of the Company’s annual equity award program, the Compensation Committee:

•	evaluates the executive’s level of current and potential job responsibility, and assesses the Company’s desire to retain and motivate that executive over the long-term;

•	reviews the CEO’s assessments of the individual performance of NEOs other than the CEO;

•	may consider the remaining retention and motivational value of any prior equity awards made to the executive; and

•	considers advice from an outside compensation consultant when evaluating equity compensation being earned by comparable executives in the market.

Any equity awards granted as part of the Company’s annual equity award program require the executive’s continued employment with the Company through the applicable vesting date, subject to accelerated vesting upon certain events, as described below. The Company does not have any outstanding equity awards that provide for the payment of dividends or dividend equivalents prior to vesting or delivery. The Compensation Committee intends that equity awards will continue to be performance-based, such as, for example, any new awards made under our new equity-based LTIP. In addition, the Compensation Committee has determined that beginning in March 2016, any future awards will include double-trigger change in control vesting provisions rather than single-trigger change in control vesting provisions.

NEO Employment Agreements

The compensation paid in 2015 to the NEOs was determined, in part, by the terms set forth in employment agreements that were negotiated at arm’s length between the Company and each of the NEOs. We believe that having employment agreements with the NEOs provides an incentive to remain with the Company, and provides a vehicle for imposing restrictive covenants on our NEOs that prohibit or limit their ability to disclose the Company’s confidential information, compete with the Company or solicit its employees.

Timothy T. Yates. The Company entered into an employment agreement with Mr. Yates, effective as of November 4, 2014. Pursuant to his employment agreement, Mr. Yates receives a base salary of $750,000 per year. Mr. Yates is eligible to earn an annual bonus based on the attainment of certain performance objectives, with his target bonus opportunity equal to 100% of his base salary. Mr. Yates is eligible to receive grants of equity-based awards, in the Compensation Committee’s discretion. Mr. Yates is also entitled to participate in benefit plans as generally provided by the Company to its senior executives. Upon his termination of employment for certain reasons, the employment agreement provides for certain payments and benefits to Mr. Yates, as described below in the section entitled “Potential Payments Upon Termination or Change-in-Control.” Under the employment agreement, Mr. Yates has agreed that, during his employment and for 12 months thereafter, he will not compete with the Company or solicit employees or service providers of the Company to terminate such person’s relationship with the Company. Additionally, Mr. Yates has agreed to restrictive covenants regarding intellectual property, confidentiality and non-disparagement.

Mark C. Stoever. The Company entered into an amended and restated employment agreement with Mr. Stoever, effective February 28, 2012. Effective as of November 4, 2014, Mr. Stoever’s base salary was increased from $400,000 to $550,000, in connection with his appointment to the role of COO. Mr. Stoever is eligible to earn an annual bonus based on the attainment of certain performance objectives, with his target bonus opportunity equal to 100% of his base salary. Mr. Stoever is eligible to receive grants of equity-based awards, in the Compensation Committee’s discretion. Mr. Stoever is also entitled to participate in benefit plans as generally provided by the Company to its senior executives. Upon his termination of employment for certain reasons, the employment agreement provides for certain payments and benefits to Mr. Stoever, as described below in the section entitled “Potential Payments Upon Termination or Change-in-Control.” Under the employment agreement, Mr. Stoever has agreed that, during his employment and for 12 months thereafter, he will not compete with the Company or solicit employees or service providers of the Company to terminate such person’s relationship with the Company. Additionally, Mr. Stoever has agreed to restrictive covenants regarding intellectual property, confidentiality and non-disparagement.

Michael C. Miller. The Company entered into an employment agreement with Mr. Miller, effective as of October 15, 2007, as amended effective as of January 1, 2009 and February 28, 2012. Mr. Miller receives a base salary of $425,000 per year. Mr. Miller is eligible to earn an annual bonus based on the attainment of certain performance objectives, with his target bonus opportunity equal to 100% of his base salary. Mr. Miller is eligible to receive grants of equity-based awards, in the Compensation Committee’s discretion. Mr. Miller is also entitled to participate in benefit plans as generally provided by the Company to its senior executives. Upon his termination of employment for certain reasons, the employment agreement provides for certain payments and benefits to Mr. Miller, as described below in the section entitled “Potential Payments Upon Termination or Change-in-Control.” Under the employment agreement, Mr. Miller has agreed that, during his employment and for 12 months thereafter, he will not compete with the Company or solicit employees or service providers of the Company to terminate such person’s relationship with the Company. Additionally, Mr. Miller has agreed to restrictive covenants regarding intellectual property, confidentiality and non-disparagement.

Benefits

Executive officers are eligible, on the same basis and under the same plans as other employees, for our medical plan, dental plan, vision plan, flexible spending accounts for healthcare costs, life insurance and disability insurance. In addition, we maintain a 401(k) retirement savings plan, which includes an employer match component of up to three percent of the participant’s annual earnings, for the benefit of all of our U.S. employees. Our benefits are intended to be competitive with benefits offered by employers with whom we compete for talent in the marketplace.

Perquisites and Other Benefits

Perquisites and other benefits are not a significant component of our executive compensation program. During 2015, the primary perquisites provided by the Company to the NEOs were transportation benefits provided to Mr. Yates and Company-paid housing provided to Ms. Poulos. None of the NEOs received tax gross-ups during 2015.

The Company pays for car service between Mr. Yates’ residence and his primary office location. The Compensation Committee authorized the housing benefit for Ms. Poulos to continue to accommodate her housing needs.

Payments following Termination or a Change in Control of the Company

Messrs. Yates, Stoever and Miller are entitled to severance benefits upon certain terminations of employment. In addition, each is entitled to accelerated vesting of outstanding equity awards upon the consummation of a change in control of the Company. Notwithstanding the terms of their employment agreements, Messrs. Yates, Stoever and Miller have agreed that for any equity awards granted on or after March 16, 2016, accelerated vesting of those awards upon the consummation of a change in control will only occur in association with a qualified termination event. The Compensation Committee believes that these benefits provide an incentive to Messrs. Yates, Stoever and Miller to remain with the Company and serve to align their interests and those of our stockholders, including in the event of a potential acquisition of the Company when there may be uncertainty about their future employment prospects with the Company.

Mr. Langrock’s employment terminated on October 29, 2015. Upon Mr. Langrock’s termination of employment, Mr. Langrock only received payment for accrued but unused paid time off, as described below in the section entitled “Potential Payments Upon Termination or Change-in-Control” and in the “Summary Compensation Table.” Mr. Langrock is also party to a Non-Competition, Non-Solicitation, Confidential Information and Intellectual Property Assignment Agreement, dated as of October 28, 2008, which provides that, during his employment and for twelve months thereafter, he will not compete with the Company or solicit clients, employees and other service providers of the Company to terminate such person’s relationship with the Company. Additionally, Mr. Langrock has also agreed to restrictive covenants regarding intellectual property, confidentiality and non-disparagement.

Mr. McGuinness’ employment terminated on February 19, 2016. Upon Mr. McGuinness’ termination of employment, Mr. McGuinness only received payment for accrued but unused paid time off, as described below in the section entitled “Potential Payments Upon Termination or Change-in-Control.” Mr. McGuinness has agreed that for 12 months after the termination of his employment with the Company, he will not compete with the Company or solicit clients, employees and other service providers of the Company to terminate such person’s relationship with the Company. Additionally, Mr. McGuinness has also agreed to restrictive covenants regarding intellectual property, confidentiality and non-disparagement.

Ms. Poulos retired from the Company effective May 1, 2015. Upon Ms. Poulos’ retirement, Ms. Poulos received certain payments and benefits, as described below in the section entitled “Potential Payments Upon Termination or Change-in-Control” and in the “Summary Compensation Table.” Ms. Poulos has agreed that, in exchange for such severance payments, for one year after her retirement from the Company, she will not compete with the Company or solicit non-clerical employees, consultants, or service providers of the Company to terminate such person’s relationship with the Company. Ms. Poulos is also party to a Non-Competition, Non-Solicitation, Confidential Information and Intellectual Property Assignment Agreement, dated as of October 28, 2008, which provides that for twelve months after her retirement from the Company, she will not compete with the Company or solicit clients, employees and other service providers of the Company to terminate such person’s relationship with the Company. Additionally, Ms. Poulos has also agreed to restrictive covenants regarding intellectual property, confidentiality and non-disparagement.

For more information regarding these potential severance payments and benefits, as well as the acceleration of vesting of outstanding equity awards, see “Potential Payments upon Termination or Change-in-Control” beginning on page 48.

Tax and Accounting Implications

The Company considers tax and accounting implications in determining all elements of its compensation programs. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally denies a deduction to any publicly held corporation for compensation (other than qualified performance-based compensation) exceeding $1,000,000 paid in a taxable year to the CEO or any one of the next three most highly compensated officers (other than the CFO) included in the “Summary Compensation Table” below. The Compensation Committee is aware of this limitation when structuring executive compensation. However, we retain the flexibility to pay compensation that is not entirely deductible when the Compensation Committee determines doing so to be appropriate.

When establishing executive compensation, the Compensation Committee considers the effect of various forms of compensation on the Company’s financial reports. In particular, the Compensation Committee considers the potential impact, on current and future financial reports, of all equity compensation that it approves.

Compensation Policies and Practices Relating to Risk Management

The Compensation Committee, as part of its review of the Company’s compensation programs, considers the potential impact that such programs have on incentivizing the Company’s officers and directors to take risks. The Company does not believe that its compensation policies and practices are reasonably likely to have a material adverse effect on the Company. The factors leading to this conclusion are: (1) financial performance in the Company’s core online recruitment business is driven primarily by long-term strategic decisions such as investments in new technologies and products that are intended to lead to increased sales, such that there is limited potential for high-risk activities and decisions to lead to material near-term rewards; (2) the EIP places a cap on the maximum bonus that can be paid in respect of any performance period, which has the effect of discouraging our employees from engaging in excessive risk taking behavior because no additional compensation will be provided after a certain level of results has been achieved; (3) the Company’s incentive compensation clawback policy (as described below) prevents our employees from retaining bonuses that were paid based on the achievement of fraudulent data to the extent they were aware of such fraud; (4) other significant components of the Company’s compensation programs, such as annual equity awards subject to performance-based vesting conditions with additional time vesting requirements, are long-term in nature and therefore mitigate the incentive to engage in behavior that provides benefits only in the near-term; (5) the Company’s equity ownership guidelines require executive officers, including the NEOs, to own a significant percentage of the Company’s common stock, thereby ensuring that such executive officers have a meaningful portion of their personal wealth tied to the value of the Company; and (6) the Company’s anti-hedging and anti-pledging policy prohibits our directors and officers from pledging Company securities, engaging in hedging or monetization transactions that allow the person to lock in the value of his or her security holdings, and purchasing securities on margin or holding securities in a margin account, thereby further ensuring that the directors’ and officers’ shareholdings are tied to the value of the Company and helping limit risk-taking.

Incentive Compensation Clawback Policy

Our EIP, pursuant to which the Compensation Committee establishes annual performance-based compensation for the NEOs, provides that if any incentive compensation bonus is paid pursuant to the EIP on the basis of financial results achieved by the Company, and the Company is subsequently required to restate its financial statements resulting in the financial results being reduced such that the incentive compensation bonus would not have been paid (or would have been smaller in amount), and the participant receiving such incentive compensation bonus had actual knowledge of the circumstances requiring the restatement, then such participant may have the incentive compensation bonus reduced to the amount, if any, that in the Compensation Committee’s sole judgment, would have been earned on the basis of the revised financial statements. In addition, the employment agreements of Messrs. Yates, Stoever, Miller, Langrock and McGuinness and Ms. Poulos contain provisions giving the Company the ability to claw back bonus and other incentive compensation paid to the executive, including any equity awards and any severance pay determined by reference to such bonus or incentive compensation, in each case, in accordance with the Company’s then existing recoupment policy.

The form award agreements for restricted stock and RSUs granted to executive officers and other senior employees under its 2008 Equity Incentive Plan permit the Company, upon the occurrence of a “forfeiture event,” to claw back such awards, the shares underlying them and/or the gross amount received by the participant upon disposition of such shares, at any time prior to or after the vesting of such awards. A “forfeiture event” includes (i) the participant’s violation of the restrictive covenants contained in the award agreement; (ii) the participant’s willful misconduct or gross negligence in the performance of his or her duties; (iii) the participant’s intentional commission in the performance of his or her duties of any act of fraud, embezzlement or misappropriation of Company property; and (iv) the participant’s failure to cooperate with any governmental authority having jurisdiction over the Company and the participant, the participant’s willful failure to comply with any lawful and reasonable directive of the Board of Directors, the Company’s CEO or the participant’s supervisor, or the participant’s willful material violation of the Company’s code of business conduct.

Equity Ownership Guidelines for Executive Officers

In March 2016, the Company adopted new equity ownership guidelines for its senior executives. Previously, the Company’s equity retention policy required each executive officer, including all of our NEOs, to retain a minimum of 25% of the total equity securities granted to the executive officer following the date of the adoption of the policy, through the earlier of the individual’s termination of employment, death or disability or a change in control of the Company (as defined in the policy). “Equity securities” included RSUs, restricted stock, stock options or other equity-based compensatory awards (and excluded any award issued prior to January 18, 2006, any non-compensatory equity award or issuance or any award or issuance that is made in equity solely because of limitations on the amount of cash that may be paid in the particular case because of performance-based award limitations).

The new equity ownership guidelines replace the former retention-based policy with an ownership-based approach. All senior vice presidents and above are subject to the new equity ownership guidelines. Equity ownership is defined as a number of shares, rather than a multiple of base salary. Those executives who do not meet the new equity ownership guidelines will be required to hold 50% of their shares (net of income and payroll taxes) from awards granted on or after March 16, 2016 until the equity ownership guidelines are achieved. The number of shares required to be owned by our CEO, our COO and each of our executive vice presidents and senior vice presidents is set forth below:

Employee Level	Required Number of Shares
CEO	500,000

COO	225,000

EVP	110,000

SVP	40,000

The new equity ownership guidelines support an ownership culture at the Company and align our executives’ interests with our stockholders’ interests. Messrs. Yates and Stoever are in compliance with the new equity ownership guidelines. Mr. Miller is not yet in compliance with the new equity ownership guidelines.

Equity Award Timing Policy

The Company has no program, plan or practice to coordinate equity grants with the release of material information. The Company does not accelerate or delay equity grants in response to material information, nor does it delay the release of information due to plans for making equity grants. Under the Company’s Compensation Committee Charter, the Compensation Committee is prohibited (in the absence of extraordinary circumstances) from granting stock options unless such options are granted at regularly scheduled meetings of the Compensation Committee. In addition, if options are granted, the number of underlying shares must be reasonable and the options must have a minimum four year vesting period. The Compensation Committee has not granted any options to its NEOs since 2005.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee has been an officer of the Company and none were employees of the Company during 2015, and none had any direct or indirect material interest in or relationship with the Company or any of its subsidiaries. None of the executive officers of the Company has served on the board of directors or compensation committee of another company at any time during which an executive officer of such other company served on the Company’s Board of Directors or the Compensation Committee.

Compensation Committee Report

The following report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Monster Worldwide, Inc. under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation Committee, which consists of the individuals set forth below, has reviewed the “Compensation Discussion and Analysis” and discussed it with management. Based on its review and discussions with management, the Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” be incorporated by reference into the Company’s Annual Report on Form 10-K for 2015 and included in the annual meeting proxy statement.

Members of the Compensation Committee

John Gaulding, Chairman

James P. McVeigh

Roberto Tunioli

Summary Compensation Table

The following table sets forth the compensation earned by our named executive officers for each of the past three fiscal years during which they served as executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Timothy T. Yates(5)	2015	778,846	—	2,305,000	29,729	3,113,575
Chief Executive Officer and Chief Financial Officer	2014	98,077	—	—	14,403	112,480
	2013	225,000	—	—	15,350	240,350

Mark C. Stoever	2015	566,538	—	922,000	5,646	1,494,184
President and Chief Operating Officer	2014	424,231	—	—	5,365	429,596
	2013	374,039	150,000	1,018,800	6,058	1,548,897

Michael C. Miller	2015	441,346	150,000	—	7,950	599,296
Executive Vice President, General Counsel and Secretary

James M. Langrock(6)	2015	389,423	—	—	52,760	442,183
Former Executive Vice President and Chief Financial Officer	2014	450,000	—	—	6,673	456,673
	2013	424,038	150,000	1,302,300	7,212	1,883,550

Michael B. McGuinness(7)	2015	372,115	150,000	440,167	7,950	970,232
Former Executive Vice President and Chief Financial Officer	2014	336,700	—	—	7,800	344,500
	2013	305,769	90,000	314,400	7,650	717,819

Lise Poulos(8)	2015	164,423	—	—	767,588	932,011
Former Executive Vice President and Chief Administrative Officer	2014	450,000	—	—	37,621	487,621
	2013	450,000	50,000	829,800	52,892	1,382,692

(1)	Due to the timing of the Company’s regular biweekly payment cycle in relation to calendar year 2015, salary payments made during 2015 included payment for service during late December 2014. As a result, the amounts reported in the “Salary” column for certain NEOs slightly exceed the annual base salaries in effect for such NEOs during 2015.
(2)	The “Bonus” column reports bonuses paid other than pursuant to an incentive plan. None of the NEOs received bonuses pursuant to an incentive plan with respect to the periods reported.
(3)	The “Stock Awards” column reports the grant date fair value of stock awards in accordance with ASC 718, for stock awards granted during the applicable year. The fair value of stock awards is generally calculated using the closing price of the Company’s common stock on the grant date of the award.

The fair value of certain stock awards granted to Messrs. Yates and Stoever on January 7, 2015, the vesting of which is contingent upon the attainment of Adjusted EBITDA margin targets, was calculated using the closing price of the Company’s common stock on March 16, 2015, the date on which such Adjusted EBITDA margin targets were approved by the Compensation Committee. This resulted in a fair value of $6.36 per share rather than the $4.55 per share closing price of the Company’s common stock on January 7, 2015.

The fair value of certain stock awards granted to Messrs. Yates and Stoever on January 7, 2015, the vesting of which is contingent upon the attainment of stock price targets, was estimated using a Monte Carlo simulation model resulting in an estimated grant date fair value less than the $4.55 per share closing price of the Company’s common stock on the grant date. If the $4.55 per share closing price had been used as the fair value per share of such awards, the amounts reported in the “Stock Awards” column for 2015 for Messrs. Yates and Stoever would have been $2,727,500 and $1,091,000, respectively.

The fair value of a stock award granted to Mr. McGuinness on December 8, 2015, the vesting of which was contingent upon the attainment of stock price targets, was estimated using a Monte Carlo simulation model resulting in an estimated grant date fair value less than the $6.00 per share closing price of the Company’s common stock on the grant date. If the $6.00 per share closing price had been used as the fair value of such award, the amount reported in the “Stock Awards” column for 2015 for Mr. McGuinness would have been $600,000.

The fair value of certain stock awards granted on September 17, 2013, the vesting of which is contingent upon the attainment of stock price targets, was estimated using a Monte Carlo simulation model resulting in an estimated grant date fair value less than the $4.52 closing price of the Company’s common stock on the grant date. If the $4.52 closing price had been used as the fair value of such awards, the amounts reported in the “Stock Awards” column for 2013 would have been as follows: $1,166,800 for Mr. Stoever, $1,505,800 for Mr. Langrock, $358,800 for Mr. McGuinness and $940,800 for Ms. Poulos.

For additional information, see Note 2 to the Company’s consolidated financial statements included in the Company’s Form 10-K for the year ended December 31, 2015, as filed with the SEC on February 11, 2016.

(4)	The amounts reported in the “All Other Compensation” column for 2015 include the following amounts of 401(k) matching contributions by the Company: $7,950 for Mr. Yates, $5,646 for Mr. Stoever, $7,950 for Mr. Miller, $6,750 for Mr. Langrock, $7,950 for Mr. McGuinness and $5,588 for Ms. Poulos. The amount reported in the “All Other Compensation” column for Mr. Yates for 2015 includes $21,779 in expenses paid by the Company for transportation between Mr. Yates’ residence and his primary office location. The amount reported in the “All Other Compensation” column for Mr. Langrock for 2015 includes $46,010 paid to Mr. Langrock upon his termination for accrued but unused paid time off. The amount reported in the “All Other Compensation” column for Ms. Poulos for 2015 includes (A) $715,313 in severance payments made to Ms. Poulos during 2015, (B) $21,840 paid to Ms. Poulos upon her termination for accrued but unused paid time off, (C) $11,742 in expenses paid by the Company relating to housing provided to Ms. Poulos near her primary office location during her employment with the Company, (D) $8,615 in medical, dental and life insurance costs paid by the Company and (E) $4,490 in relocation expenses paid by the Company. The benefits that we agreed to pay Ms. Poulos upon her retirement from the Company are described in “Potential Payments Upon Termination or Change-in-Control” on page 48.
(5)	During the years reported (2013 through 2015), Mr. Yates served as Executive Vice President through June 4, 2013, as a non-employee director from June 5, 2013 to November 3, 2014 and in his current position of Chief Executive Officer commencing on November 4, 2014. Compensation for Mr. Yates’ service as a non-employee director during 2013 and 2014 was reported in the proxy statements for our last two annual meetings of stockholders.
(6)	Mr. Langrock resigned from the Company effective October 29, 2015.
(7)	Mr. McGuinness resigned from the Company effective February 19, 2016.
(8)	Ms. Poulos retired from the Company effective May 1, 2015. The benefits that we agreed to pay Ms. Poulos upon her retirement from the Company are described in “Potential Payments Upon Termination or Change-in-Control” on page 48.

Grants of Plan-Based Awards

The following table provides information about non-equity incentive plan awards, equity incentive plan awards and stock awards granted to the named executive officers in 2015. There were no stock option awards made to the named executive officers in 2015.

	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target and Maximum (#)
Timothy T. Yates	—		93,750	750,000	2,250,000	—	—	—	—
	1/7/2015	(2)	—	—	—	62,500	250,000	—	1,590,000
	1/7/2015	(3)	—	—	—	62,500	250,000	—	715,000

Mark C. Stoever	—		68,750	550,000	1,650,000	—	—	—	—
	1/7/2015	(2)	—	—	—	25,000	100,000	—	636,000
	1/7/2015	(3)	—	—	—	25,000	100,000	—	286,000

Michael C. Miller	—		53,125	425,000	1,275,000	—	—	—	—

James M. Langrock	—		56,250	450,000	1,350,000	—	—	—	—

Michael B. McGuinness	—		32,813	262,500	787,500	—	—	—	—
	12/8/2015	(4)	—	—	—	16,666	50,000	—	140,167
	12/8/2015	(5)	—	—	—	—	—	50,000	300,000

Lise Poulos	—		56,250	450,000	1,350,000	—	—	—	—

(1)	The amounts shown under “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” relate to 2015 annual incentive plan award opportunities under the 2015 Performance Plan. As described more fully above in the CD&A, no bonuses were paid under the 2015 Performance Plan. Threshold amounts shown in the table assume the attainment of the threshold Company goal for each applicable financial performance metric and that the Compensation Committee applied a 0.25x multiplier for individual performance (out of a possible 2x multiplier which can be applied for exceptional individual performance). Target amounts reflect target bonuses equal to a specified target percentage of the NEO’s base salary (75% for Mr. McGuinness and 100% for all other named executive officers). Target amounts also assume the attainment of the target Company goal for each applicable financial performance metric and that the Compensation Committee applied a 1x multiplier for individual performance (out of a possible 2x multiplier which can be applied for exceptional individual performance). Maximum amounts reflect the maximum possible payouts and assume the attainment of the maximum Company goals for each applicable financial performance metric and that the Compensation Committee applied the 2x multiplier for exceptional individual performance.
(2)	RSU awards granted to Messrs. Yates and Stoever, the vesting of which is contingent upon the attainment of Adjusted EBITDA margin targets. The awards can vest in 62,500 RSU increments in the case of Mr. Yates and 25,000 RSU increments in the case of Mr. Stoever on the first anniversary of the achievement of quarterly Adjusted EBITDA margin targets for any calendar quarter starting with the second quarter of 2015 through the second quarter of 2016, subject to continued employment through such first anniversary. The quarterly Adjusted EBITDA margin targets are 15% for the second quarter of 2015, 17% for the third quarter of 2015, 19% for the fourth quarter of 2015, 23% for the first quarter of 2016 and 30% for the second quarter of 2016. The quarterly targets for the second and third quarters of 2015 were attained. In addition, any remaining unvested RSUs will vest on the first anniversary of the achievement of a quarterly Adjusted EBITDA margin target of at least 30% for two successive quarters beginning on or after April 1, 2016 and ending on or before June 30, 2017, subject to continued employment through such first anniversary. Any unvested RSUs will expire on July 1, 2017 if the applicable Adjusted EBIDTA margin targets have not been achieved prior to that date.

The fair value of the awards was calculated using the closing price of the Company’s common stock on March 16, 2015, the date on which the quarterly Adjusted EBITDA margin targets were approved by the Compensation Committee. This resulted in a fair value of $6.36 per share rather than the $4.55 per share closing price of the Company’s common stock on January 7, 2015.

(3)	RSU awards granted to Messrs. Yates and Stoever, the vesting of which is contingent upon the attainment of stock price targets. The awards can vest in 62,500 RSU increments in the case of Mr. Yates and 25,000 RSU increments in the case of Mr. Stoever on the first anniversary of the achievement and maintenance for 30 consecutive trading days of four specified stock price targets, subject to continued employment through such first anniversary. The stock price targets are $5.75, $6.75, $7.75 and $8.75. The $5.75 stock price target was attained on March 26, 2015, and the $6.75 stock price target was attained on September 10, 2015. Any unvested RSUs will expire on the three-year anniversary of the grant date if the applicable stock price targets have not been achieved prior to that date.

The fair value of the awards was estimated using a Monte Carlo simulation model resulting in an estimated grant date fair value less than the $4.55 per share closing price of the Company’s common stock on the grant date. If the $4.55 per share closing price had been used as the fair value per share of such awards, the aggregate grant date fair value of the awards would have been $1,137,500 for Mr. Yates’ award and $455,000 for Mr. Stoever’s award.

(4)	RSU award granted to Mr. McGuinness, the vesting of which was contingent upon the attainment of stock price targets. In connection with the termination of his employment in February 2016, Mr. McGuinness forfeited this award in its entirety. The award provided for vesting in 16,666 RSU increments on the first anniversary of the achievement and maintenance for 30 consecutive trading days of three specified stock price targets, subject to continued employment through such first anniversary. The stock price targets were $7.50, $8.125 and $8.75.

The fair value of the award was estimated using a Monte Carlo simulation model resulting in an estimated grant date fair value less than the $6.00 per share closing price of the Company’s common stock on the grant date. If the $6.00 per share closing price had been used as the fair value per share of such award, the aggregate grant date fair value of the award would have been $300,000.

(5)	RSU award granted to Mr. McGuinness vesting 25% per year over a period of four years, subject to continued employment. In connection with the termination of his employment in February 2016, Mr. McGuinness forfeited this award in its entirety.

Outstanding Equity Awards At Fiscal Year End

The following table summarizes the holdings of unvested stock awards by our named executive officers at December 31, 2015. None of the named executive officers hold any stock options. James M. Langrock and Lise Poulos held no unvested outstanding equity awards at December 31, 2015.

	Grant Date	Stock Awards
Name		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Timothy T. Yates	6/4/2014	16,893	(2)	96,797	—		—
	1/7/2015	—		—	250,000	(3)	1,432,500
	1/7/2015	—		—	250,000	(4)	1,432,500

Mark C. Stoever	2/28/2012	18,750	(5)	107,438	—		—
	4/30/2013	30,000	(6)	171,900	—		—
	9/17/2013	—		—	50,000	(7)	286,500
	1/7/2015	—		—	100,000	(3)	573,000
	1/7/2015	—		—	100,000	(4)	573,000

Michael C. Miller	2/28/2012	18,750	(5)	107,438	—		—
	4/30/2013	30,000	(6)	171,900	—		—
	9/17/2013	—		—	43,750	(7)	250,688

Michael B. McGuinness	2/28/2012	5,000	(5)	28,650	—		—
	4/30/2013	10,000	(6)	57,300	—		—
	9/17/2013	—		—	15,000	(7)	85,950
	12/8/2015	—		—	50,000	(8)	286,500
	12/8/2015	50,000	(9)	286,500	—		—

(1)	The values shown in this column are based on the closing market price of the Company’s common stock on December 31, 2015, which was $5.73.
(2)	RSU award granted on June 4, 2014 in connection with Mr. Yates’ service as a non-employee director prior to becoming Chief Executive Officer in November 2014: one-third of these RSUs will vest on each of June 6, 2016, June 5, 2017 and June 4, 2018, subject to Mr. Yates’ continued service on the Board of Directors.
(3)	Performance-based RSU awards granted on January 7, 2015: vesting is contingent upon the attainment of Adjusted EBITDA margin targets. One-quarter of these RSUs can vest on the first anniversary of the achievement of quarterly Adjusted EBITDA margin targets for any calendar quarter starting with the second quarter of 2015 through the second quarter of 2016, subject to continued employment through such first anniversary. The quarterly Adjusted EBITDA margin targets are 15% for the second quarter of 2015, 17% for the third quarter of 2015, 19% for the fourth quarter of 2015, 23% for the first quarter of 2016 and 30% for the second quarter of 2016. The quarterly targets for the second and third quarters of 2015 were attained, and accordingly one-quarter of these RSUs will vest on each of June 30, 2016 and September 30, 2016, subject to continued employment through such dates. In addition, any remaining unvested RSUs will vest on the first anniversary of the achievement of a quarterly Adjusted EBITDA margin target of at least 30% for two successive quarters beginning on or after April 1, 2016 and ending on or before June 30, 2017, subject to continued employment through such first anniversary.
(4)

Performance-based RSU awards granted on January 7, 2015: vesting is contingent upon the attainment of stock price targets. One-quarter of these RSUs can vest on the first anniversary of the achievement and maintenance for 30 consecutive trading days of four specified stock price targets, subject to continued employment through such first anniversary. The stock price targets are $5.75, $6.75, $7.75 and $8.75. The

$5.75 stock price target was attained on March 26, 2015, and the $6.75 stock price target was attained on September 10, 2015. Accordingly, one-quarter of these RSUs vested on March 28, 2016, and one-quarter of these RSUs will vest on September 12, 2016, subject to continued employment through such date.
(5)	Restricted stock award granted on February 28, 2012: all of these shares vested on February 29, 2016, with the exception of the shares held by Mr. McGuinness which were forfeited in connection with the termination of his employment in February 2016.
(6)	Restricted stock award granted on April 30, 2013: one-half of these shares will vest on each of May 2, 2016 and May 1, 2017, subject to the NEO’s continued employment through such dates. The shares held by Mr. McGuinness were forfeited in connection with the termination of his employment in February 2016.
(7)	Performance-based RSU award granted on September 17, 2013: these RSUs will vest if both (A) the closing price of the Company’s common stock reaches and remains at $8.75 for 15 trading days in any 30 trading day period during the 5-year period following the date of grant, and (B) the NEO remains continuously employed for an additional one-year period after such stock price target is attained. The RSUs held by Mr. McGuinness were forfeited in connection with the termination of his employment in February 2016.
(8)	Performance-based RSU award granted on December 8, 2015: vesting was contingent upon the attainment of stock price targets. In connection with the termination of his employment in February 2016, Mr. McGuinness forfeited this award in its entirety. The award provided for vesting in 16,666 RSU increments on the first anniversary of the achievement and maintenance for 30 consecutive trading days of three specified stock price targets, subject to continued employment through such first anniversary. The stock price targets were $7.50, $8.125 and $8.75.
(9)	RSU award granted on December 8, 2015: one-quarter of these RSUs were scheduled to vest on each of December 8, 2016, December 8, 2017, December 8, 2018 and December 8, 2019, subject to Mr. McGuinness’ continued employment through such dates. In connection with the termination of his employment in February 2016, Mr. McGuinness forfeited this award in its entirety.

Option Exercises and Stock Vested

The following table provides information relating to the number of shares acquired by the named executive officers upon the vesting of stock awards during 2015 and the value realized, before any applicable tax and other withholding obligations. None of the named executive officers exercised stock options during 2015.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Timothy T. Yates	5,630	34,568

Mark C. Stoever	205,000	1,115,650

Michael C. Miller	186,250	1,021,400

James M. Langrock	290,000	1,536,000

Michael B. McGuinness	60,000	324,250

Lise Poulos	146,250	778,450

(1)	The value realized on vesting is based on the market price of the Company’s common stock on the vesting date.

Potential Payments Upon Termination or Change-in-Control

This section describes the payments and other benefits that we have agreed to provide to the named executive officers who are currently employed by the Company, if their employment terminates in the future for various reasons, and in the event of any future change in control of the Company. For these named executive officers, we also quantify such payments and benefits assuming that (1) the termination or change in control had occurred on December 31, 2015, and (2) the value realized upon the accelerated vesting of RSUs and restricted stock was $5.73 per share, the closing price of our common stock on December 31, 2015. This section also describes the payments and other benefits that we agreed to provide to the named executive officers who are no longer employed by the Company.

Generally, as described in more detail below, each of our NEOs is entitled to certain payments, benefits and/or accelerated vesting of their equity awards in the event of:

•	a termination of employment due to death or disability;

•	an involuntary termination of employment;

•	an involuntary termination of employment following a change in control; and/or

•	a change in control.

Generally, all of the Company’s outstanding equity awards granted prior to December 31, 2015 will become fully vested according to their terms upon a change in control. Beginning in March 2016, all new equity awards will have double trigger change in control acceleration rather than single trigger acceleration. Although the definition of a “change in control” varies in some cases with respect to employment agreements and the terms of equity awards, a “change in control” will generally occur upon:

•	the acquisition of a controlling interest in the Company (the meaning of “controlling interest” varies among agreements, ranging from between 25% of the Company’s voting securities to more than 50% of the Company’s voting securities);

•	a sale of all or substantially all of the Company’s assets;

•	the approval by the Company’s stockholders of a plan of complete liquidation;

•	the consummation of a reorganization or merger of the Company in which more than 50% of the voting power of the Company is transferred to new stockholders; or

•	a change in the composition of a majority of the members of the Board of Directors.

Timothy T. Yates

The table below quantifies the assumed payments and benefits that Mr. Yates would have been entitled to upon his termination of employment for various reasons or a change in control of the Company, in each case, as of December 31, 2015, and the footnotes describe the contractual provisions that provide those rights to Mr. Yates.

	Termination				Change in Control(6)
Payments and Benefits	Any Reason(1)	Death or Disability(2)	Without Cause/ For Good Reason(3)(4)	Without Cause/ For Good Reason After a Change in Control(3)(5)
Severance	$—	$—	$1,687,500	$3,000,000	$—
Pro-Rata Bonus(7)	—	—	—	—	—
Continued Medical Benefits	257,010	257,010	257,010	257,010	—
RSUs (Accelerated Vesting)(8)	—	2,961,797	—	1,529,297	1,529,297

(1)	Pursuant to Mr. Yates’ employment agreement, if his employment is terminated for any reason, the Company shall resume paying Mr. Yates the medical benefits for Mr. Yates and his spouse described in Section 3(b) of his retirement agreement dated June 4, 2013, in a form compliant with applicable law at such time (the “Yates Retirement Medical Benefits”).

(2)	Pursuant to Mr. Yates’ employment agreement, if his employment is terminated due to his death or disability, Mr. Yates is entitled to receive the following payments and benefits: (i) the bonus he would have earned for the fiscal year of his termination, pro-rated for the number of days worked in the fiscal year in which such termination occurs, such bonus to be paid at the time bonuses for such fiscal year are generally paid (a “pro-rata bonus”); and (ii) the Yates Retirement Medical Benefits. In addition, all unvested RSUs granted to Mr. Yates will fully vest upon such a termination under the terms of those awards.
(3)	Pursuant to Mr. Yates’ employment agreement, “cause” generally means any of the following acts by Mr. Yates that are not cured, if deemed capable of cure, within 30 days after receipt of notice: willful misconduct or gross negligence in the performance of his duties, a material failure to attempt in good faith to comply with any lawful and reasonable directive of the Board of Directors or a willful material violation of Company policy; use of illegal drugs while performing his duties; failure to reasonably cooperate with any internal Company investigation or governmental authority having jurisdiction over the Company; a material breach of the employment agreement or any rules, regulations or policies or procedures of the Company; intentional commission of any fraud, embezzlement or misappropriation of Company property, moral turpitude or breach of fiduciary duty that could possibly have a material adverse effect on the Company; or indictment for the commission of any criminal act. Pursuant to the employment agreement, “good reason” generally means any of the following events that are not cured within 30 days after receipt of notice: failure of the Company to continue Mr. Yates in his position under the employment agreement; a material diminution or interference with respect to his duties, responsibilities or authority or the assignment of duties or responsibilities that are materially and adversely inconsistent with his position; failure of Mr. Yates to be elected to the Board of Directors; a reduction in compensation or equity awards, or a material reduction in other benefits; the cessation of the Company’s stock to be publicly traded on an established securities market as a result of a change in control, unless Mr. Yates retains his title and position at the surviving publicly-traded entity; or the Company’s material breach of the employment agreement.
(4)	Pursuant to Mr. Yates’ employment agreement, if his employment is terminated by the Company without cause or by Mr. Yates for good reason, in either case not in connection with a change in control, Mr. Yates is entitled to receive the following payments and benefits: (i) severance payments equal to 1.5 times the sum of (a) Mr. Yates’ then current annual base salary and (b) the greater of (X) 50% of Mr. Yates’ target bonus for the year of termination or (Y) the bonus paid or payable to Mr. Yates for the fiscal year ending immediately prior to the year in which such termination occurs, paid in 18 equal monthly payments following such termination (subject to Mr. Yates’ execution of a release); and (ii) the Yates Retirement Medical Benefits. The Company’s obligation to provide the severance payments described in clause (i) of the preceding sentence will cease upon any breach by Mr. Yates of his 12-month non-competition or non-solicitation covenants, or upon any material breach of his confidentiality or non-disparagement covenants, that in each case is not cured within 30 days after notice of such breach.
(5)	The “Without Cause/For Good Reason After a Change in Control” column shows all payments and benefits that would be triggered by both a change in control and a termination of employment following the change in control. Pursuant to Mr. Yates’ employment agreement, if his employment is terminated by the Company without cause or by Mr. Yates for good reason, in either case within 18 months after a change in control, he is entitled to receive the following payments and benefits (subject to his execution of a release): (i) a lump sum severance payment equal to two times the sum of (a) Mr. Yates’ base salary at the time of such termination and (b) the greater of (X) Mr. Yates’ target bonus for the year of termination or (Y) the bonus paid or payable to Mr. Yates for the fiscal year ending immediately prior to the year in which such termination occurs (subject to Mr. Yates’ execution of a release); and (ii) the Yates Retirement Medical Benefits. The outstanding equity awards held by Mr. Yates as of December 31, 2015 will become fully vested according to their terms upon a change in control, subject to the price condition for one of the awards described in footnote 8 below. Beginning in March 2016, all new equity awards will have double trigger change in control acceleration rather than single trigger acceleration.
(6)	The outstanding equity awards held by Mr. Yates as of December 31, 2015 will become fully vested according to their terms upon a change in control, subject to the price condition for one of the awards described in footnote 8 below. Beginning in March 2016, all new equity awards will have double trigger change in control acceleration rather than single trigger acceleration.

(7)	As described more fully above in the CD&A, none of the NEOs received a bonus under the 2015 Performance Plan. Accordingly, no amounts are reported for “Pro-Rata Bonus” for Mr. Yates.
(8)	As of December 31, 2015, Mr. Yates held 516,893 unvested RSUs and no other unvested equity-based awards. The amount shown in this row under “Death or Disability” represents the accelerated vesting of all 516,893 RSUs, based on the closing price of our common stock on December 31, 2015 of $5.73 per share. Of such 516,893 unvested RSUs, 250,000 RSUs provide that they will only vest upon a change in control to the extent the transaction price exceeds the various stock price targets of the award which start at $5.75. None of such 250,000 RSUs would have vested upon a hypothetical change in control at a transaction price of $5.73. Accordingly, the amounts shown in this row under “Without Cause/For Good Reason After a Change in Control” and “Change in Control” represent the accelerated vesting of 266,893 RSUs, based on the closing price of our common stock on December 31, 2015 of $5.73 per share. Beginning in March 2016, all new equity awards will have double trigger change in control acceleration rather than single trigger acceleration.

Mark C. Stoever

The table below quantifies the assumed payments and benefits that Mr. Stoever would have been entitled to upon his termination of employment for various reasons or a change in control of the Company, in each case, as of December 31, 2015, and the footnotes describe the contractual provisions that provide those rights to Mr. Stoever.

	Termination			Change in Control(5)
Payments and Benefits	Death or Disability(1)	Without Cause/ For Good Reason(2)(3)	Without Cause/ For Good Reason After a Change in Control(2)(4)
Severance	$—	$550,000	$1,650,000	$—
Pro-Rata Bonus(6)	—	—	—	—
Continued Welfare Benefits (Medical, Dental and Life Insurance)	16,323	16,323	24,485	—
RSUs and Restricted Stock (Accelerated Vesting)(7)	1,711,838	—	1,138,838	1,138,838

(1)	Pursuant to Mr. Stoever’s employment agreement, if his employment is terminated due to his death or disability, Mr. Stoever is entitled to receive the following benefits and payments: (i) a pro-rata bonus; and (ii) continued medical, dental and life insurance benefits for 12 months after termination for him and his eligible dependents. In addition, all unvested RSUs and restricted stock granted to Mr. Stoever will fully vest upon such a termination under the terms of those awards.
(2)

Pursuant to Mr. Stoever’s employment agreement, “cause” generally means any of the following acts by Mr. Stoever that are not cured, if deemed capable of cure, within 30 days after receipt of notice: misconduct or gross negligence in the performance of his duties, a material failure to attempt in good faith to comply with any lawful and reasonable directive of the Board of Directors or the Chief Executive Officer of the Company or a material violation of Company policy; use of illegal drugs while performing his duties; failure to reasonably cooperate with any internal Company investigation or governmental authority having jurisdiction over the Company; a material breach of the employment agreement or any rules, regulations or policies or procedures of the Company; commission of any fraud, embezzlement or misappropriation of Company property, moral turpitude or breach of fiduciary duty that could possibly have a material adverse effect on the Company; or indictment for the commission of any criminal act. Pursuant to the employment agreement, “good reason” generally means any of the following events that are not cured within 30 days after receipt of notice: failure of the Company to continue Mr. Stoever in his position under the employment agreement; a material diminution or interference with respect to his duties, responsibilities or authority or the assignment of duties or responsibilities that are materially and adversely inconsistent with his position; a material reduction in base salary, target incentive opportunity or employee benefits that is not the result of an amendment or termination of an incentive compensation program or employee benefit offered to similarly situated employees on a non-discriminatory basis; the Company’s material breach of the employment agreement; or the cessation of the Company’s stock to be publicly traded on an established securities market as a result of a change in control, unless Mr. Stoever retains his title and position at the surviving publicly-traded entity.
(3)	Pursuant to Mr. Stoever’s employment agreement, if his employment is terminated by the Company without cause or by Mr. Stoever for good reason, in either case not in connection with a change in control, Mr. Stoever is entitled to receive the following payments and benefits (subject to his execution of a release): (i) severance payments equal to Mr. Stoever’s then current annual base salary, paid in 12 equal monthly payments following such termination; (ii) a pro-rata bonus; and (iii) continued medical, dental and life insurance benefits for 12 months after termination for him and his eligible dependents. The Company’s obligation to provide the severance payments described in clause (i) of the preceding sentence will cease upon any breach by Mr. Stoever of his 12-month non-competition or non-solicitation covenants, or upon any material breach of his confidentiality or non-disparagement covenants, that in each case is not cured within 30 days after notice of such breach.
(4)	The “Without Cause/For Good Reason After a Change in Control” column shows all payments and benefits that would be triggered by both a change in control and a termination of employment following the change in control. Pursuant to Mr. Stoever’s employment agreement, if his employment is terminated by the Company without cause or by Mr. Stoever for good reason, in either case within 12 months after a change in control, Mr. Stoever is entitled to receive the following payments and benefits (subject to his execution of a release): (i) a lump sum severance payment equal to 1.5 times the sum of (a) Mr. Stoever’s base salary at the time of such termination and (b) the greater of (X) Mr. Stoever’s target bonus for the year of termination or (Y) the bonus paid or payable to Mr. Stoever for the fiscal year ending immediately prior to the year in which such termination occurs; (ii) a pro-rata bonus; (iii) continued medical, dental and life insurance benefits for 18 months after termination for him and his eligible dependents; and (iv) full vesting of all RSUs and other equity-based awards granted to Mr. Stoever by the Company. The outstanding equity awards held by Mr. Stoever as of December 31, 2015 will become fully vested according to their terms upon a change in control, subject to the price condition for one of the awards described in footnote 7 below. Beginning in March 2016, all new equity awards will have double trigger change in control acceleration rather than single trigger acceleration.
(5)	The outstanding equity awards held by Mr. Stoever as of December 31, 2015 will become fully vested according to their terms upon a change in control, subject to the price condition for one of the awards described in footnote 7 below. Beginning in March 2016, all new equity awards will have double trigger change in control acceleration rather than single trigger acceleration.
(6)	As described more fully above in the CD&A, none of the NEOs received a bonus under the 2015 Performance Plan. Accordingly, no amounts are reported for “Pro-Rata Bonus” in this section for Mr. Stoever.
(7)	As of December 31, 2015, Mr. Stoever held 250,000 unvested RSUs, 48,750 unvested shares of restricted stock, and no other unvested equity-based awards. The amount shown in this row under “Death or Disability” represents the accelerated vesting of all 250,000 RSUs and 48,750 shares of restricted stock, based on the closing price of our common stock on December 31, 2015 of $5.73 per share. Of such 250,000 unvested RSUs, 100,000 RSUs provide that they will only vest upon a change in control to the extent the transaction price exceeds the various stock price targets of the award which start at $5.75. None of such 100,000 RSUs would have vested upon a hypothetical change in control at a transaction price of $5.73. Accordingly, the amounts shown in this row under “Without Cause/For Good Reason After a Change in Control” and “Change in Control” represent the accelerated vesting of 150,000 RSUs and 48,750 shares of restricted stock, based on the closing price of our common stock on December 31, 2015 of $5.73 per share. Beginning in March 2016, all new equity awards will have double trigger change in control acceleration rather than single trigger acceleration.

Michael C. Miller

The table below quantifies the assumed payments and benefits that Mr. Miller would have been entitled to upon his termination of employment for various reasons or a change in control of the Company, in each case, as of December 31, 2015, and the footnotes describe the contractual provisions that provide those rights to Mr. Miller.

	Termination			Change in Control(5)
Payments and Benefits	Death or Disability(1)	Without Cause/ For Good Reason(2)(3)	Without Cause/ For Good Reason After a Change in Control(2)(4)
Severance	$—	$425,000	$1,275,000	$—
Pro-Rata Bonus(6)	150,000	150,000	150,000	—
Continued Welfare Benefits (Medical, Dental and Life Insurance)	15,028	15,028	22,543	—
RSUs and Restricted Stock (Accelerated Vesting)(7)	530,025	—	530,025	530,025

(1)	Pursuant to Mr. Miller’s employment agreement, if his employment is terminated due to his death or disability, Mr. Miller is entitled to receive the following benefits and payments: (i) a pro-rata bonus; and (ii) continued medical, dental and life insurance benefits for 12 months after termination for him and his eligible dependents. In addition, all unvested RSUs and restricted stock granted to Mr. Miller will fully vest upon such a termination under the terms of those awards.
(2)	Pursuant to Mr. Miller’s employment agreement, “cause” generally means any of the following acts by Mr. Miller that are not cured, if deemed capable of cure, within 20 days after receipt of notice: willful misconduct or gross negligence in the performance of his duties, a material failure to attempt in good faith to comply with any lawful and reasonable directive of the Board of Directors or the Chief Executive Officer of the Company or a material violation of Company policy; use of illegal drugs while performing his duties; failure to reasonably cooperate with any internal Company investigation or governmental authority having jurisdiction over the Company; a material breach of the employment agreement or any rules, regulations or policies or procedures of the Company; intentional commission of any fraud, embezzlement or misappropriation of Company property, moral turpitude or breach of fiduciary duty that could possibly have a material adverse effect on the Company; or indictment for the commission of any criminal act. Pursuant to the employment agreement, “good reason” generally means any of the following events that are not cured within 30 days after receipt of notice: failure of the Company to continue Mr. Miller in his position under the employment agreement; a material diminution or interference with respect to his duties, responsibilities or authority or the assignment of duties or responsibilities that are materially and adversely inconsistent with his position; a relocation of the Company’s executive office to more than 35 miles away from New York City or a requirement that Mr. Miller relocate his personal residence; a reduction in compensation or equity awards, or a material reduction in other benefits; the Company’s material breach of the employment agreement; or the cessation of the Company’s stock to be publicly traded on an established securities market as a result of a change in control, unless Mr. Miller retains his title and position at the surviving publicly-traded entity.
(3)	Pursuant to Mr. Miller’s employment agreement, if his employment is terminated by the Company without cause or by Mr. Miller for good reason, in either case not in connection with a change in control, Mr. Miller is entitled to receive the following payments and benefits (subject to his execution of a release): (i) severance payments equal to Mr. Miller’s then current annual base salary, paid in 12 equal monthly payments following such termination; (ii) a pro-rata bonus; and (iii) continued medical, dental and life insurance benefits for 12 months after termination for him and his eligible dependents. The Company’s obligation to provide the severance payments described in clause (i) of the preceding sentence will cease upon any breach by Mr. Miller of his 12-month non-competition or non-solicitation covenants, or upon any material breach of his confidentiality or non-disparagement covenants, that in each case is not cured within 30 days after notice of such breach.

(4)	The “Without Cause/For Good Reason After a Change in Control” column shows all payments and benefits that would be triggered by both a change in control and a termination of employment following the change in control. Pursuant to Mr. Miller’s employment agreement, if his employment is terminated by the Company without cause or by Mr. Miller for good reason, in either case within 12 months after a change in control, Mr. Miller is entitled to receive the following payments and benefits (subject to his execution of a release): (i) a lump sum severance payment equal to 1.5 times the sum of (a) Mr. Miller’s base salary at the time of such termination and (b) the greater of (X) Mr. Miller’s target bonus for the year of termination or (Y) the bonus paid or payable to Mr. Miller for the fiscal year ending immediately prior to the year in which such termination occurs; (ii) a pro-rata bonus; (iii) continued medical, dental and life insurance benefits for 18 months after termination for him and his eligible dependents; and (iv) full vesting of all RSUs and other equity-based awards granted to Mr. Miller by the Company. The outstanding equity awards held by Mr. Miller as of December 31, 2015 will become fully vested according to their terms upon a change in control. Beginning in March 2016, all new equity awards will have double trigger change in control acceleration rather than single trigger acceleration.
(5)	The outstanding equity awards held by Mr. Miller as of December 31, 2015 will become fully vested according to their terms upon a change in control. Beginning in March 2016, all new equity awards will have double trigger change in control acceleration rather than single trigger acceleration.
(6)	The “Pro-Rata Bonus” row for Mr. Miller reflects the discretionary bonus of $150,000 paid to Mr. Miller.
(7)	As of December 31, 2015, Mr. Miller held 43,750 unvested RSUs, 48,750 unvested shares of restricted stock, and no other unvested equity-based awards. The amounts shown in this row represent the accelerated vesting of all such RSUs and restricted stock, based on the closing price of our common stock on December 31, 2015 of $5.73 per share. Beginning in March 2016, all new equity awards will have double trigger change in control acceleration rather than single trigger acceleration.

James M. Langrock

Mr. Langrock’s employment terminated on October 29, 2015. Upon Mr. Langrock’s termination of employment, Mr. Langrock did not receive any severance payments or acceleration of unvested equity awards. Mr. Langrock did receive payment for accrued but unused paid time off in the amount of $46,010.

Michael B. McGuinness

Mr. McGuinness’ employment terminated on February 19, 2016. Upon Mr. McGuinness’ termination of employment, Mr. McGuinness did not receive any severance payments or acceleration of unvested equity awards. Mr. McGuinness did receive payment for accrued but unused paid time off in the amount of $10,081.

Lise Poulos

Ms. Poulos retired from the Company effective May 1, 2015. In connection with her retirement, the Company agreed to make the following payments and provide the following benefits to Ms. Poulos in addition to payment for accrued but unused paid time off in the amount of $21,840: total severance payments of $750,000 payable in forty bi-weekly installments (subject to compliance with restrictive covenants); an additional lump sum payment of $396,563; continued medical and dental benefits for 18 months and continued life insurance for 12 months, valued at approximately $17,836; and payment of relocation expenses of up to $12,500.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2015 with respect to the Company’s equity compensation plans.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights)
Equity compensation plans approved by security holders	4,053,335	(1)	$33.94	(2)	8,824,251	(3)
Equity compensation plans not approved by security holders	905,202	(4)	—		—
Total	4,958,537		$33.94	(2)	8,824,251	(3)

(1)	Includes 60,816 options to purchase shares of common stock and 3,992,519 RSUs.
(2)	Weighted-average exercise price is for the 60,816 options referred to in footnote 1 above, and excludes the 3,992,519 RSUs as they do not have an exercise price.
(3)	Represents the number of shares remaining available for grant as of December 31, 2015 under the Monster Worldwide, Inc. Amended and Restated 2008 Equity Incentive Plan.
(4)	Represents performance-based bonus arrangements under employment and consulting agreements with two individuals and one entity that in each case are not executive officers of the Company. The bonuses may be payable in installments of unregistered shares of the Company’s common stock upon the attainment of business unit targets. The number of shares to be issued is subject to possible upward adjustment based upon the Company’s stock price, subject to the Company’s right to pay the bonuses in cash at below a specified stock price level.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of October 7, 2016 (except as otherwise stated in the footnotes to the table) regarding beneficial ownership of the Company’s common stock by: (1) the named executive officers listed in the “Summary Compensation Table” on page 43; (2) each director of the Company; (3) all directors and executive officers of the Company as a group; and (4) each other person or entity known by the Company to own beneficially more than five percent of the Company’s outstanding common stock. Percentage ownership is based on 89,297,540 shares of common stock outstanding as of September 30, 2016. Except as otherwise stated in the footnotes to the table, this table identifies persons having sole voting and investment power with respect to the shares set forth opposite their names.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Shares	%
Named Executive Officers
Timothy T. Yates(1)	807,793	*
Mark C. Stoever(2)	465,533	*
Michael C. Miller(3)	101,290	*
James M. Langrock(4)	375,902	*
Michael B. McGuinness(4)	46,045	*
Lise Poulos(4)	415,542	*
Non-Employee Directors
John Gaulding(5)	60,104	*
Edmund P. Giambastiani, Jr.(6)	72,110	*
James P. McVeigh(7)	19,200	*
Gillian Munson(8)	17,500	*
Jeffrey F. Rayport(9)	52,153	*
Roberto Tunioli(10)	60,104	*

All directors and executive officers as a group (12 persons)	2,493,276	2.8

5% Stockholders
BlackRock, Inc.(11)	9,019,998	10.1
The Vanguard Group(12)	7,531,284	8.4
Dimensional Fund Advisors LP(13)	7,506,975	8.4
FMR LLC(14)	7,377,415	8.3
Putnam Investments, LLC(15)	5,495,636	6.2
MediaNews Group, Inc.(16)	10,300,000	11.5

*	Less than 1%.
(1)	The shares beneficially owned by Mr. Yates consist of (A) 716,790 shares of common stock held outright by Mr. Yates and (B) 91,003 shares of common stock held indirectly through the Timothy Titus Yates 2012 Family Trust u/a/d June 28, 2012. The address of the trust is c/o Loeb & Loeb LLP, 345 Park Avenue, New York, NY 10154. The trust may be deemed to be an “associate” (as defined by Rule 14a-1 under the Exchange Act) of Mr. Yates. In accordance with SEC rules, this table excludes the following unvested equity awards held by Mr. Yates which do not provide voting power and are not scheduled to vest within 60 days of October 6, 2016: (X) 261,262 RSUs and (Y) a performance share award with a target of 374,732 shares.
(2)	The shares beneficially owned by Mr. Stoever consist of (A) 450,318 shares of common stock held outright by Mr. Stoever, (B) 15,000 shares of unvested restricted stock with respect to which Mr. Stoever possesses sole voting power and (C) 215 shares of common stock held in Mr. Stoever’s 401(k) Plan account. In accordance with SEC rules, this table excludes the following unvested equity awards held by Mr. Stoever which do not provide voting power and are not scheduled to vest within 60 days of October 6, 2016: (X) 150,000 RSUs and (Y) a performance share award with a target of 321,199 shares.

(3)	The shares beneficially owned by Mr. Miller consist of (A) 86,224 shares of common stock held outright by Mr. Miller, (B) 15,000 shares of unvested restricted stock with respect to which Mr. Miller possesses sole voting power and (C) 66 shares of common stock held in Mr. Miller’s 401(k) Plan account. In accordance with SEC rules, this table excludes the following unvested equity awards held by Mr. Miller which do not provide voting power and are not scheduled to vest within 60 days of October 6, 2016: (X) 43,750 RSUs and (Y) a performance share award with a target of 107,066 shares.
(4)	The share figures for Messrs. Langrock and McGuinness and Ms. Poulos are based on the number of shares of common stock held beneficially by such individuals as of the date their employment with the Company terminated and they ceased being reporting persons under Section 16(a) of the Exchange Act. All such shares of common stock were held outright, with the exception of 5,520 shares of common stock held by Mr. McGuinness in his 401(k) Plan account.
(5)	The shares beneficially owned by Mr. Gaulding consist of (A) 54,370 shares of common stock held outright by Mr. Gaulding and (B) 5,734 shares of unvested restricted stock with respect to which Mr. Gaulding possesses sole voting power. In accordance with SEC rules, this table (B) excludes 69,437 unvested RSUs held by Mr. Gaulding that do not provide voting power and are not scheduled to vest within 60 days of October 6, 2016.
(6)	The shares beneficially owned by Admiral Giambastiani consist of (A) 66,376 shares of common stock held outright by Admiral Giambastiani and (B) 5,734 shares of unvested restricted stock with respect to which Admiral Giambastiani possesses sole voting power. In accordance with SEC rules, this table excludes 69,437 unvested RSUs held by Admiral Giambastiani that do not provide voting power and are not scheduled to vest within 60 days of October 6, 2016.
(7)	All 19,200 shares are held outright by Mr. McVeigh. In accordance with SEC rules, this table excludes 43,103 unvested RSUs held by Mr. McVeigh that do not provide voting power and are not scheduled to vest within 60 days of October 6, 2016.
(8)	All 17,500 shares are held outright by Ms. Munson. In accordance with SEC rules, this table excludes 12,500 unvested RSUs held by Ms. Munson that do not provide voting power and are not scheduled to vest within 60 days of October 6, 2016.
(9)	The shares beneficially owned by Dr. Rayport consist of (A) 46,419 shares of common stock held outright by Dr. Rayport and (B) 5,734 shares of unvested restricted stock with respect to which Dr. Rayport possesses sole voting power. In accordance with SEC rules, this table excludes 69,437 unvested RSUs held by Dr. Rayport that do not provide voting power and are not scheduled to vest within 60 days of October 6, 2016.
(10)	The shares beneficially owned by Mr. Tunioli consist of (A) 68,248 shares of common stock held outright by Mr. Tunioli and (B) 5,734 shares of unvested restricted stock with respect to which Mr. Tunioli possesses sole voting power. In accordance with SEC rules, this table excludes 69,437 unvested RSUs held by Mr. Tunioli that do not provide voting power and are not scheduled to vest within 60 days of October 6, 2016.
(11)	BlackRock, Inc. may be deemed to beneficially own 9,019,998 shares of our common stock. BlackRock, Inc. has sole voting power with respect to 8,704,718 shares, sole dispositive power with respect to all 9,019,998 shares and does not have any shared voting power or shared dispositive power with respect to any of the shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. Information with respect to BlackRock, Inc. was derived from its Schedule 13G/A as filed with the SEC on March 10, 2016.
(12)	The Vanguard Group may be deemed to beneficially own 7,531,284 shares of our common stock. The Vanguard Group has sole voting power with respect to 114,186 shares, sole dispositive power with respect to 7,422,498 shares, shared dispositive power with respect to 108,786 shares and does not have any shared voting power with respect to any of the shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. Information with respect to The Vanguard Group was derived from its Schedule 13G/A as filed with the SEC on February 10, 2016.
(13)

Dimensional Fund Advisors LP may be deemed to beneficially own 7,506,975 shares of our common stock. Dimensional Fund Advisors LP has sole voting power with respect to 7,213,931 shares, sole dispositive power with respect to all 7,506,975 shares and does not have any shared voting power or shared dispositive power with respect to any of the shares. The address for Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746. Information with respect to Dimensional Fund Advisors LP was derived from its Schedule 13G/A as filed with the SEC on February 9, 2016.
(14)	FMR LLC may be deemed to beneficially own 7,377,415 shares of our common stock. FMR LLC has sole voting power with respect to 5 shares, sole dispositive power with respect to all 7,377,415 shares and does not have any shared voting power or shared dispositive power with respect to any of the shares. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210. Information with respect to FMR LLC was derived from its Schedule 13G as filed with the SEC on February 12, 2016.
(15)	Putnam Investments, LLC may be deemed to beneficially own 5,495,636 shares of our common stock. Putnam Investments, LLC has sole voting power with respect to 411,706 shares, sole dispositive power with respect to all 5,495,636 shares and does not have any shared voting power or shared dispositive power with respect to any of the shares. The address for Putnam Investments, LLC is One Post Office Square, Boston, Massachusetts 02109. Information with respect to Putnam Investments, LLC was derived from its Schedule 13G as filed with the SEC on February 16, 2016.
(16)	MediaNews Group, Inc. may be deemed to beneficially own 10,300,000 shares of our common stock. MediaNews Group, Inc. has sole voting power with respect to all 10,300,000 shares, sole dispositive power with respect to all 10,300,000 shares and does not have any shared voting power or shared dispositive power with respect to any of the shares. The address for MediaNews Group, Inc. is 101 W. Colfax Avenue, Suite 1100, Denver, Colorado 80202. Information with respect to MediaNews Group was derived from its Schedule 13D/A as filed with the SEC on September 30, 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent of the Company’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based upon a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that during fiscal 2015 all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent beneficial owners were complied with.

AUDIT MATTERS

The Company incurred professional fees from BDO USA, LLP, its independent registered public accounting firm, and BDO International affiliate firms for the following professional services:

Audit Fees. Fees in the amount of $2.2 million and $2.3 million in 2015 and 2014, respectively, related to the audits of the Company’s annual financial statements and internal controls; the review of the interim financial statements included in the Company’s quarterly reports on Form 10-Q; the review of documents filed with the SEC; and the services that an independent registered public accounting firm would customarily provide in connection with statutory requirements, regulatory filings, and similar engagements, such as consents and statutory audits that non-U.S. jurisdictions require.

Audit-Related Fees. Fees in the amount of $52,500 and $47,708 in 2015 and 2014, respectively, primarily related to the audit of the Company’s employee benefit plan.

Tax Fees. Fees in the amount of $8,199 and $7,101 in 2015 and 2014, respectively, related to professional services rendered for tax compliance, tax advice and tax planning.

Other than as described above, the Company did not incur any fees from BDO USA, LLP or BDO International affiliate firms in 2015 or 2014.

The Company’s Audit Committee has determined that the non-audit services provided by BDO USA, LLP in connection with the years ended December 31, 2015 and 2014 were compatible with the auditors’ independence. Representatives of BDO USA, LLP are expected to participate in the Annual Meeting and will have the opportunity to make a statement if they desire to do so. The representatives of BDO USA, LLP will also be available to respond to appropriate questions from stockholders.

Pre-Approval Policies

The Audit Committee pre-approves all anticipated annual audit and non-audit services provided by our independent registered public accounting firm prior to the engagement of the independent registered public accounting firm with respect to such permissible services. With respect to audit services and permissible non-audit services not previously approved, the Audit Committee has authorized the Chairman of the Audit Committee to approve such audit services and permissible non-audit services, provided the Chairman informs the Audit Committee of such approval at its next regularly scheduled meeting. All “Audit Fees,” “Audit-Related Fees” and “Tax Fees” set forth above were pre-approved by the Audit Committee in accordance with its pre-approval policy.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Monster Worldwide, Inc. under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Board of Directors has the ultimate authority for effective corporate governance, including the role of oversight of the management of the Company. The Audit Committee of the Board of Directors of the Company serves as the representative of the Board of Directors for general oversight of the Company’s financial accounting and reporting process, system of internal controls, audit process, and process for monitoring compliance with laws and regulations.

Management is responsible for the preparation, presentation and integrity of the consolidated financial statements, accounting and financial reporting principles, internal control over financial reporting and disclosure controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Company’s independent registered public accounting firm is responsible for auditing the consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. The independent registered public accounting firm is also responsible for expressing an opinion on the Company’s internal control over financial reporting.

The Audit Committee’s responsibility is to oversee and review these processes. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations, or generally accepted accounting principles in the United States of America or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by management and the Company’s independent registered public accounting firm.

The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the Audit Committee’s charter.

In overseeing the preparation of the Company’s financial statements, the Audit Committee met with both management and the Company’s independent registered public accounting firm to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Audit Committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee discussed the statements with both management and the Company’s independent registered public accounting firm. The Audit Committee’s review included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16 (Communications with Audit Committees).

With respect to the Company’s independent registered public accounting firm, the Audit Committee, among other items, discussed with BDO USA, LLP, matters relating to BDO USA, LLP’s independence. Additionally, the Audit Committee has received the written disclosures and the letter from BDO USA, LLP required by the Independence Standards of the PCAOB regarding BDO USA, LLP’s communications with the Audit Committee concerning independence.

Finally, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing program.

On the basis of these reviews and discussion, the Audit Committee recommended to the Board of Directors that the Board of Directors approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, for filing with the SEC.

Members of the Audit Committee

Roberto Tunioli, Chairman

John Gaulding

Jeffrey F. Rayport

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Monster adheres to a strict policy against its directors, officers and employees entering into transactions that present actual or potential conflicts of interest. This policy is reflected in the Company’s Code of Business Conduct and Ethics and the Corporate Governance Guidelines, each of which is available through the “Corporate Governance” section of our company website. Our company website is located at www.monster.com/about and the “Corporate Governance” section is located at www.monster.com/about/corporate-governance. The Corporate Governance Guidelines provide that if an actual or potential conflict of interest arises for a director, the director must promptly inform the Chairman of the Board of Directors. If a significant conflict exists and cannot be resolved, the director must resign from his or her position from the Board of Directors. Directors are required to recuse themselves from any discussion or decision affecting their personal, business or professional interests. In addition, the Company’s legal department, together with outside legal counsel, is responsible for monitoring compliance with this policy. The Company’s Audit Committee is responsible for reviewing any “related person transaction,” as defined under SEC rules, which generally includes any transaction, arrangement or relationship involving more than $120,000 in which the Company or any of its subsidiaries was, is or will be a participant and in which a “related person” has a material direct or indirect interest. “Related persons” mean directors and executive officers and their immediate family members, and stockholders owning five percent or more of the Company’s outstanding stock.

Since January 1, 2015, we have not been a party to, and we have no plans to be a party to, any transactions considered to be related person transactions.

ANTI-HEDGING AND ANTI-PLEDGING POLICY

In April 2014, upon the recommendation of the Compensation Committee, the Board of Directors adopted an anti-hedging and anti-pledging policy which prohibits our directors and officers from (i) pledging Company securities, (ii) engaging in hedging or monetization transactions that allow the person to lock in the value of his or her security holdings, and (iii) purchasing securities on margin or holding securities in a margin account. Because these types of activities could result in a sale of securities at a time when the director or officer has material, inside information, or could create a situation in which a director or officer owns securities without the full risks and rewards of ownership, our Board of Directors believes it prudent to prohibit our directors and officers from entering into these types of transactions.

STOCKHOLDER PROPOSALS

Under the SEC proxy rules, if a stockholder wants the Company to include a proposal in the proxy statement for our 2017 annual meeting of stockholders, the proposal must be received by the Company at 133 Boston Post Road, Building 15, Weston, Massachusetts 02493, Attention: Secretary, no later than December 29, 2016.

In addition, the Company’s bylaws require that any stockholder wishing to make a nomination for director, or wishing to introduce any business, at our 2017 annual meeting of stockholders must give the Company advance notice in accordance with the Company’s bylaws. To be timely, the Company must receive such notice for its 2017 annual meeting of stockholders at its offices mentioned above no earlier than February 12, 2017 and no later than March 14, 2017. Nominations for director must be accompanied by written consent to serving as a director if elected. These requirements are separate from and in addition to the SEC requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement.

COMMUNICATIONS TO THE BOARD OF DIRECTORS

The Board of Directors maintains a process for stockholders and other interested parties to communicate with the Board of Directors, the Chairman of the Board, all non-management directors as a group, or individual directors as follows. Stockholders and other interested parties who wish to communicate with the Board of Directors, the Chairman of the Board, all non-management directors as a group, or an individual director should direct written correspondence to the Company’s Secretary at its principal office at 133 Boston Post Road, Building 15, Weston, Massachusetts 02493. With respect to any stockholder, any communication must contain (1) a representation that the stockholder is a holder of record of stock of the Company, (2) the name and address, as they appear on the Company’s books, of the stockholder sending such communication and (3) the number of shares of the Company that are beneficially owned by such stockholder. The Secretary will forward such communications to the Board of Directors, the Chairman of the Board, all non-management directors as a group, or the specified individual director to whom the communication is directed unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication or take appropriate legal action regarding such communication.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: MONSTER WORLDWIDE, INC., ATTENTION: SECRETARY, 133 BOSTON POST ROAD, BUILDING 15, WESTON, MASSACHUSETTS 02493.

OTHER MATTERS

The only matters for which the participants intend to solicit revocations of consents are set forth in this Consent Revocation Statement. However, if consents are solicited by MNG or any other person on any other matter, the participants may determine that it is in the best interests of the Company and its stockholders to solicit revocations of consents with respect to such additional matters.

IMPORTANT

The Board urges you NOT to return any gold consent card solicited from you by MNG. If you have previously returned any such consent card you have every right to revoke your consent. Simply complete, sign, date and mail the enclosed WHITE Consent Revocation Card in the postage-paid envelope provided, whether or not you previously returned the gold consent card.

For additional information or assistance, please call our soliciting agent, Innisfree, toll-free at 888-750-5834. Banks and brokers may call Innisfree at 212-750-5833.

CERTAIN INFORMATION REGARDING PARTICIPANTS IN THIS CONSENT REVOCATION SOLICITATION

Transactions in the Common Stock During the Past Two Years

A list of all acquisitions and dispositions of the Common Stock made during the last two years by persons who are or may be deemed participants in the Company’s solicitation of revocations of consent is attached as Annex A to this document.

Other Contracts, Arrangements, and Understandings with Participants

Except as otherwise set forth in this Consent Revocation Statement, to the best of the Company’s knowledge: (i) none of the participants in the Company’s solicitation of consent revocations is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; and (ii) neither any of the participants nor any of their respective associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

Beneficial Ownership of the Common Stock by Associates of Participants

Except as otherwise disclosed herein, the best of the Company’s knowledge, none of the participants in the Company’s solicitation of revocations of consent has any “associates” (as defined in Rule 14a-1 under the Exchange Act) who beneficially own any shares of the Common Stock.

Beneficial Ownership of Securities of the Company’s Subsidiaries

To the best of the Company’s knowledge, none of the participants in the Company’s solicitation of consent revocations beneficially owns, directly or indirectly, any securities of any parent or subsidiary of the Company.

REQUESTS FOR CERTAIN DOCUMENTS

You may obtain without charge the Company’s Form 10-K for the fiscal year ended December 31, 2015, or any of the other corporate governance documents referred to in this consent revocation statement by writing to Monster Worldwide, Inc., Attention: Secretary, 133 Boston Post Road, Building 15, Weston, Massachusetts 02493. These also are available on the SEC’s website at www.sec.gov or on the Company’s website at www.monster.com.

Annex A

RECENT TRADING HISTORY OF PARTICIPANTS IN THIS CONSENT REVOCATION SOLICITATION

The following is a list of all acquisitions of our Common Stock during the last two years by persons who are or may be deemed participants in our solicitation of revocations of consent. All such acquisitions constituted the vesting of equity awards, except where indicated otherwise. None of such persons sold or otherwise disposed of shares of our Common Stock during the last two years, other than shares withheld by the Company to satisfy taxes due in connection with the vesting of equity awards.

Participant	Shares Acquired		Date
Timothy T. Yates	5,630		06/04/2015
Timothy T. Yates	25,000	*	10/30/2015
Timothy T. Yates	25,000	*	02/12/2016
Timothy T. Yates	62,500		03/28/2016
Timothy T. Yates	3,549		06/06/2016
Timothy T. Yates	39,393		06/30/2016
Timothy T. Yates	39,393		09/12/2016
Timothy T. Yates	39,393		09/30/2016
John R. Gaulding	3,378		06/04/2015
John R. Gaulding	3,440		06/05/2015
John R. Gaulding	2,289		06/08/2015
John R. Gaulding	1,425		06/08/2015
John R. Gaulding	3,378		06/06/2016
John R. Gaulding	3,440		06/06/2016
John R. Gaulding	2,289		06/06/2016
John R. Gaulding	3,014		06/10/2016
Edmund P. Giambastiani, Jr.	5,630		06/04/2015
Edmund P. Giambastiani, Jr.	5,734		06/05/2015
Edmund P. Giambastiani, Jr.	2,375		06/08/2015
Edmund P. Giambastiani, Jr.	3,816		06/08/2015
Edmund P. Giambastiani, Jr.	3,716		06/06/2016
Edmund P. Giambastiani, Jr.	3,784		06/06/2016
Edmund P. Giambastiani, Jr.	2,518		06/06/2016
Edmund P. Giambastiani, Jr.	3,315		06/10/2016
James P. McVeigh	12,000		04/01/2015
James P. McVeigh	7,200		04/01/2016
Gillian Munson	7,500		12/08/2015
Gillian Munson	10,000	*	02/16/2016
Jeffrey F. Rayport	3,378		06/04/2015
Jeffrey F. Rayport	3,440		06/05/2015
Jeffrey F. Rayport	2,289		06/08/2015
Jeffrey F. Rayport	1,425		06/08/2015
Jeffrey F. Rayport	3,378		06/06/2016
Jeffrey F. Rayport	3,440		06/06/2016
Jeffrey F. Rayport	2,289		06/06/2016
Jeffrey F. Rayport	3,014		06/10/2016
Roberto Tunioli	5,630		06/04/2015
Roberto Tunioli	5,734		06/05/2015
Roberto Tunioli	2,375		06/08/2015
Roberto Tunioli	3,816		06/08/2015
Roberto Tunioli	5,631		06/06/2016
Roberto Tunioli	5,734		06/06/2016
Roberto Tunioli	3,816		06/06/2016
Roberto Tunioli	5,024		06/10/2016

*	Open market purchase.

A-1

TO VOTE BY MAIL PLEASE DETACH CONSENT REVOCATION CARD HERE AND RETURN IN THE ENVELOPE PROVIDED

CONSENT REVOCATION CARD—WHITE CONSENT REVOCATION SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MONSTER WORLDWIDE, INC.

The undersigned, a record holder of shares of common stock, par value $0.001 per share (the “Common Stock”), of Monster Worldwide, Inc. (the “Company”), acting with respect to all shares of the Company’s Common Stock held by the undersigned at the close of business on October 25, 2016 hereby acts as follows concerning the proposals of MediaNews Group, Inc. (“MNG”) set forth below.

THE BOARD OF THE COMPANY URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES IN ALL PROPOSALS HEREIN.

UNLESS OTHERWISE INDICATED ABOVE, THIS REVOCATION CARD REVOKES ALL PRIOR CONSENTS GIVEN WITH RESPECT TO THE PROPOSALS SET FORTH HEREIN.

UNLESS YOU SPECIFY OTHERWISE, BY SIGNING, DATING AND DELIVERING THIS REVOCATION CARD TO THE COMPANY, YOU WILL BE DEEMED TO HAVE REVOKED CONSENT TO ALL OF THE PROPOSALS SET FORTH HEREIN.

(Continued and to be marked, dated and signed on the other side)

TO VOTE BY MAIL PLEASE DETACH CONSENT REVOCATION CARD HERE AND RETURN IN THE ENVELOPE PROVIDED

PLEASE MARK

X CONSENT REVOCATION

AS IN THIS EXAMPLE

THE BOARD OF THE COMPANY URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES IN ALL PROPOSALS BELOW.

PROPOSAL 1: Proposal made by MNG to repeal any provision of the Amended and Restated Bylaws of the Company (the “Bylaws”) in effect at the time this proposal becomes effective which was not included in the Bylaws filed with the Securities and Exchange Commission (the “SEC”) on August 9, 2016.

YES, REVOKE MY CONSENT

NO, DO NOT REVOKE MY CONSENT

PROPOSAL 2: Proposal made by MNG to remove without cause all seven members of the Board, namely, John Gaulding, Edmund P. Giambastiani, Jr., James P. McVeigh, Gillian Munson,

Jeffrey F. Rayport, Roberto Tunioli, and Timothy T. Yates, and any person nominated, elected or appointed to the Board after June 7, 2016 and prior to the effectiveness of this proposal.

INSTRUCTION: IF YOU WISH TO REVOKE CONSENT TO THE REMOVAL OF

CERTAIN OF THE PERSONS NAMED IN PROPOSAL #2, BUT NOT ALL OF THEM, CHECK THE “YES, REVOKE MY

CONSENT” BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU WANT TO BE REMOVED IN THE FOLLOWING SPACE:

YES, REVOKE MY CONSENT

NO, DO NOT REVOKE MY CONSENT

PROPOSAL 3: Proposal made by MNG to amend Article III, Section 1 of the Bylaws to fix the size of the Board at seven members or such other number of members determined by the

Board.

YES, REVOKE MY CONSENT

NO, DO NOT REVOKE MY CONSENT

PROPOSAL 4: Proposal made by MNG to elect MNG’s seven nominees, Joseph Anto, Ethan Bloomfield, Daniel Dienst, Heath Freeman, Kevin Gregson, Lowell Robinson, and Gregory

Slayton, to serve as directors of the Company.

INSTRUCTION: IF YOU WISH TO REVOKE CONSENT TO THE ELECTION OF

CERTAIN OF THE PERSONS NAMED IN PROPOSAL #4, BUT NOT ALL OF THEM, CHECK THE “YES, REVOKE MY

CONSENT” BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU WANT TO BE ELECTED IN THE FOLLOWING SPACE:

YES, REVOKE MY CONSENT

NO, DO NOT REVOKE MY CONSENT

THE UNDERSIGNED HEREBY AFFIRMS THAT THE SHARES REPRESENTED HEREBY WERE HELD OF RECORD ON OCTOBER 25, 2016.

IN ORDER FOR YOUR CONSENT REVOCATION TO BE VALID, IT MUST BE DATED. PLEASE MARK, SIGN, DATE AND MAIL IN THE POSTAGE-PAID ENVELOPE PROVIDED.

, 2016

Date

Print Name:

Signature (Title, if any):

Signature (if held jointly):

Name and Title or Authority (if applicable):

PLEASE SIGN IN THE SAME FORM AS NAME APPEARS HEREON. EXECUTORS

AND FIDUCIARIES SHOULD INDICATE THEIR TITLES. IF SIGNED ON BEHALF OF

A CORPORATION, GIVE TITLE OF OFFICER SIGNING.